Exhibit (a)(1)

Reasoned Opinion (Begründete Stellungnahme)

of the Management Board of Celanese AG

Reasoned Opinion (Begründete Stellungnahme) of the Management Board of Celanese AG (including the joint statement by the central works council (Gesamtbetriebsrat) and the combined works council (Konzernbetriebsrat) of Celanese AG) on the voluntary public takeover offer by BCP Crystal Acquisition GmbH & Co. KG, an indirect wholly-owned subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., to the holders of shares of Celanese AG for the acquisition of all outstanding registered ordinary shares, no par value, of Celanese AG.

Compulsory Publication in accordance with § 27 (3) sentence 1 and § 14 (3) sentence 1 of the

German Securities Acquisition and Takeover Act

Reasoned Opinion (Begründete Stellungnahme)

of the Management Board

of

Celanese AG

Kronberg im Taunus
pursuant to § 27 of the German Securities Acquisition and Takeover Act

concerning the Voluntary Public Takeover Offer (Cash Offer)

in accordance with § 29 of the German Securities Acquisition and Takeover Act

for the acquisition of

All Outstanding Registered Ordinary Shares With No Par Value

of

Celanese AG

by

BCP Crystal Acquisition GmbH & Co. KG

Stuttgart
an indirect wholly-owned subsidiary of
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

Securities Identification Number (WKN);

International Securities Identification Number (ISIN):
Celanese Shares: WKN 575300/ISIN DE0005753008 /D 1497A101
Tendered Celanese Shares: WKN A0AHS1/ISIN DE 000 A0AHS13
Subsequently Tendered Celanese Shares: WKN A0AHS2 /ISIN DE 000 A0AHS21

CONTENTS:

I. GENERAL INFORMATION ABOUT THIS REASONED OPINION	4
1. Legal Basis of this Reasoned Opinion	4
2. Factual Basis of this Reasoned Opinion	4
3. Publication of this Reasoned Opinion and Any Additional Reasoned Opinions on Any Amendments to the Offer	4
4. Responsibilities of Celanese Shareholders	5
II. INFORMATION ABOUT THE SUBJECT COMPANY, THE BIDDER AND THE OFFER	5
1. Information about the Subject Company	5
a) General Information	5
b) Summary Financial Information	6
2. Information about the Bidder, the Acquisition Entities and Blackstone	7
3. Information about the Offer	9
a) Conduct of the Offer and Material Provisions of the Offer, Acceptance Period, Conditions	9
b) Background of the Offer	10
III. PAST TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	13
1. Confidentiality Agreements	13
2. Celanese Response Letter to The Blackstone Group	14
3. Letter to KPC	14
4. KPC Agreement	14
5. Certain Interests of Members of the Management Board	15
6. Agreements with Members of the Management Board	16
7. No Monetary Benefit or Equivalent Compensation	17
IV. PERSONS EMPLOYED AND COMPENSATED	18
1. Goldman Sachs	18
2. Brunswick	18
V. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS	19
VI. AMOUNT AND FORM OF THE CONSIDERATION OFFERED	19
1. Amount and Form of Consideration	19
2. Statutory Minimum Prices	19
a) Previous Acquisitions	19
b) Market Prices	19
3. Recent and Historical Market Prices of the Celanese Shares	20
4. Fairness Opinion Provided by Goldman Sachs	21
VII. OBJECTIVES PURSUED BY THE BIDDER AND EFFECTS ON CELANESE AG	27
1. Future Business Activities, Assets, and Obligations of Celanese AG	27
2. Registered Office of Celanese AG	28
3. Structural Measures	28
4. Financing of the Offer and Future Financial Flexibility	30
5. Dividends	30
6. Tax Consequences for Celanese AG	30
VIII. EFFECTS ON EMPLOYEES OF CELANESE AG AND THEIR REPRESENTATIVE BODIES	31
1. General Remarks	31
2. Effects on Employment Contracts and Terms of Employment	31
3. Effects on Pensions and Other Post-Retirement and Medical Benefits	32
4. Effects on Existing Stock Option Plans and Stock Appreciation Rights	32

5. Effects on Employee Representative Bodies	32
6. Statement by the Combined and Central Works Councils of Celanese AG	33
IX. EFFECTS ON THE SHAREHOLDERS OF CELANESE AG	33
1. Possible Adverse Effects for Shareholders Accepting the Offer	33
2. Possible Adverse Effects for Shareholders Not Accepting the Offer	34
X. INTEREST IN SECURITIES OF THE SUBJECT COMPANY	36
XI. INTENTIONS OF THE MEMBERS OF THE MANAGEMENT BOARD AND OTHER SHAREHOLDERS TO ACCEPT THE OFFER	36
XII. THE SOLICITATION OR RECOMMENDATION OF THE MANAGEMENT BOARD	36
1. Recommendation of the Management Board	36
2. Reasons for the Recommendation	37
Exhibit 1 Fairness Opinion provided by Goldman, Sachs & Co. oHG
Exhibit 2 Written Statement of the Combined Works Council and the Central Works Council of Celanese AG

      BCP Crystal Acquisition GmbH & Co. KG, Stuttgart, (the “Bidder”), on February 2, 2004, in accordance with § 29 and § 14 (2) and (3) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) (the “Takeover Act”), published the offer document within the meaning of § 11 of the Takeover Act (the “Offer Document”) relating to the Bidder’s voluntary public tender offer to the holders of shares in Celanese AG (“Celanese AG” or the “Company”), for the acquisition of all outstanding registered ordinary shares, no par value, in Celanese AG, Kronberg im Taunus (the “Celanese Shares”), at a purchase price of EUR 32.50 per share in cash, without interest (the “Offer”). The Offer Document was submitted to the Management Board of Celanese AG (the “Management Board”) on February 2, 2004.

      The Management Board points out that it is unable to verify whether the Celanese AG shareholders, in accepting the Offer, are acting in accordance with all legal obligations which may apply to such shareholders individually. The Management Board recommends that all persons who obtain the Offer Document from outside the Federal Republic of Germany or the United States of America, or who wish to accept the Offer but are subject to securities laws of any jurisdictions other than the Federal Republic of Germany or the United States of America, inform themselves of, and comply with, such laws.

      The Management Board provides the following reasoned opinion (Begründete Stellungnahme) on the Offer pursuant to § 27 of the Takeover Act (this “Reasoned Opinion”).

I.   GENERAL INFORMATION ABOUT THIS REASONED OPINION

1.   Legal Basis of this Reasoned Opinion

      Pursuant to § 27 (1) sentence 1 of the Takeover Act, the management board and the supervisory board of a target company are each obliged to provide a reasoned opinion (Begründete Stellungnahme) regarding any tender offer and any amendments thereto. Furthermore, the works council (Betriebsrat) of the target company pursuant to § 27 (2) of the Takeover Act may submit its written comments on the Offer to the Management Board. The written comments of the combined works council (Konzernbetriebsrat) and the central works council (Gesamtbetriebsrat) of Celanese AG are attached to this Reasoned Opinion as Exhibit 2.

2.   Factual Basis of this Reasoned Opinion

      All information, forecasts, estimates, valuations, forward-looking statements and expressions of intent contained in this Reasoned Opinion are based on the information available to the Management Board on the date of the publication of this Reasoned Opinion or, as the case may be, reflect its estimates or intentions at that time. This information may change after the date of the publication of this Reasoned Opinion. Neither the Management Board nor Celanese AG, except for the obligations which may be incumbent on them under German law or the U.S. securities laws, assumes any responsibility to update this Reasoned Opinion.

      The information contained herein about the Bidder and Blackstone is based on information provided in the Offer Document and other publicly accessible information (unless expressly indicated otherwise). The Management Board points out that it is unable to verify, or to guarantee the implementation of, the intentions expressed by Blackstone or the Bidder in the Offer Document.

3.   Publication of this Reasoned Opinion and Any Additional Reasoned Opinions on Any Amendments to the Offer

      This Reasoned Opinion – as well as any additional reasoned opinions on any amendments to the Offer – will be published on the Internet pursuant to § 27 (3) and § 14 (3) sentence 1 of the Takeover Act at http://www.celanese.com. Copies thereof may be obtained free of charge from Celanese AG at +49 69 305 16 000. The availability of any documents will be announced in the Börsen-Zeitung. This Reasoned Opinion is published both in German and in English. For questions regarding this Reasoned Opinion you may call the information hotline at 0800-56 00 815 (toll-free in Germany) and +49 69 910 82 579 (this call will be charged) when calling from other countries than Germany. You may call the U.S.A. hotline at +1-888-684-1236 (toll-free) and at +1-201-373-5213 (call collect).

      The English version of this Reasoned Opinion will be included as an exhibit to the solicitation/ recommendation statement on Schedule 14D-9 to be filed by Celanese AG with the Securities and Exchange Commission (“SEC”) which is principally based on the Management Board’s and Supervisory Board’s reasoned opinions. Investors will be able to obtain for free the solicitation/ recommendation statement on Schedule 14D-9, including the exhibits thereto and other documents filed at the SEC, at the SEC’s web site http://www.sec.gov. Copies of the Schedule 14D-9 may also be obtained for free from Celanese AG at +49 69 305 16 000 (in Germany) and 1-908-522-7784 (in the U.S.A.). In addition, the Schedule 14D-9 will be published on the internet at Celanese AG’s web site http://www.celanese.com.

      Celanese AG will mail this Reasoned Opinion and the reasoned opinion of the Supervisory Board of Celanese AG (the English versions of which documents will be included as exhibits to the solicitation/ recommendation statement on Schedule 14D-9) to record holders of Celanese Shares and will furnish these documents, for subsequent transmittal to beneficial owners of Celanese Shares, to brokers, dealers, commercial and custodian banks, trust companies, and similar persons whose names, or the names of whose nominees, appear in Celanese AG’s shareholder records or, if applicable who are listed as participants in a clearing agency’s security position listing.

4.   Responsibilities of Celanese Shareholders

      The Management Board points out that the description of the Offer contained in this Reasoned Opinion is not intended to be complete and that with regard to the terms and conditions of the Offer, solely the provisions of the Offer Document shall be authoritative. Shareholders of Celanese AG should read the Offer Document carefully, as it contains information that is important to them. Shareholders are responsible for making their own decisions regarding the Offer and, if they choose to accept the Offer, for complying with the terms and conditions set forth in the Offer Document and, if applicable, the related Letter of Transmittal.

II.  INFORMATION ABOUT THE SUBJECT COMPANY, THE BIDDER AND THE OFFER

1.   Information about the Subject Company

a)  General Information

      The subject company, Celanese AG, is a stock corporation organized under the laws of Germany with its registered office in Kronberg im Taunus, registered with the commercial register of the Local Court Koenigstein im Taunus under registration no. HRB 5277. The principal executive office of Celanese AG is located at Frankfurter Strasse 111, 61476 Kronberg im Taunus, Germany (telephone + 49 69 305 16 000).

      As of the date of this Reasoned Opinion, the registered statutory share capital (Grundkapital) of Celanese AG consisted of EUR 140,069,354.19, divided into 54,790,369 registered ordinary shares with no par value, with each Celanese Share representing a share in Celanese AG’s registered statutory share capital of EUR 2.56. Celanese AG also has in the aggregate EUR 6,391,148.52 in contingent capital (bedingtes Kapital), which may only be used to grant stock options to members of the Management Board and other senior managers of Celanese AG and its subsidiaries.

      As of the date of this Reasoned Opinion, Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG held 5,468,901 Celanese Shares (representing approximately 9.98% of the total registered statutory share capital of Celanese AG) as treasury shares (eigene Aktien). Any such Celanese Shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG, are hereinafter referred to as the “Treasury Shares”. Celanese AG has committed in a letter to Blackstone, dated December 14, 2003 (the “Celanese Response Letter”), not to tender any Treasury Shares into the Offer.

      The Celanese Shares are admitted to trading on the official market (Amtlicher Markt) of the Frankfurt Stock Exchange and on the New York Stock Exchange (“NYSE”). The Celanese Shares are part of the following Indices: MDAX, Dow Jones Euro STOXXSM 600 and MSCI Germany Small Cap, MSCI Europe Small Cap and MSCI World Small Cap.

      The Celanese Shares are traded:

•	on the Frankfurt Stock Exchange and through the electronic trading system XETRA under the symbol “CZZ,” under the German Securities Identification Number (Wertpapier-Kenn-Nummer) 575300 and under the International Securities Identification Number (“ISIN”) DE 0005753008; and

•	on the NYSE under the symbol “CZ” and under the Common Universal Security Identification Product (“CUSIP”) D 1497A101.

      Celanese AG is a leading global industrial chemicals company. Its business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into chemicals and chemical-based products. The Celanese portfolio consists of five main business segments: Acetyl Products, Chemical Intermediates, Acetate Products, Technical Polymers Ticona and Performance Products.

      Celanese AG completed the divestiture of its acrylates business to The Dow Chemical Company on February 1, 2004. Following this divestiture and other recent transactions, Celanese has realigned its reporting segments. A new segment, Chemical Products, has been introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. These changes will be reflected in the financial results reported in Celanese AG’s earnings release scheduled for February 26, 2004 and in its 2003 Financial Report and Annual Report on Form 20-F.

b)  Summary Financial Information

      The following is a table showing selected financial data prepared in accordance with U.S. GAAP relating to the Celanese Group for the years 1999 through 2002 and nine months ended September 30, 2003:

	Nine Months Ended		Year Ended December 31,

	30.9.2003	30.9.2002	2002	2002	2001	2000	1999
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)

	EUR	EUR	US$[1]	EUR	EUR	EUR	EUR

	(in millions, except for share and per share data, percentages and number of employees)
Statements of Operations Data:
Net sales	3,262	3,256	4,535	4,325	4,777	4,885	4,048
Cost of sales	(2,750)	(2,741)	(3,820)	(3,643)	(4,132)	(4,155)	(3,375)
Gross profit	512	515	715	682	645	730	673
Selling, general and administrative expenses	(351)	(353)	(494)	(471)	(552)	(541)	(544)
Research and development expenses	(61)	(55)	(78)	(74)	(87)	(87)	(71)
Special charges net[2]	7	(5)	1	1	(496)	(21)	(538)
Operating profit (loss)	108	118	162	155	(488)	87	(490)
Interest and other income, net[3]	77	37	11	11	(2)	55	(69)
Income tax benefit (provision)	(59)	(37)	(56)	(53)	126	(88)	70
Minority interests	—	—	—	—	—	—	7
Earnings (loss) from continuing operations	120	89	117	113	(364)	54	(482)
Earnings (loss) from discontinued operations	(3)	(2)	58	55	(21)	4	290
Extraordinary loss, net of income tax			—	—	—	—	(15)
Cumulative effect of changes in accounting principles, net of income tax	(1)	10	20	19	—	—	—
Net earnings (loss)	116	97	195	187	(385)	58	(207)
Earnings (loss) per common share – basic and diluted[4]	2.34	1.93	3.87	3.72	(7.65)	1.09	(3.70)

	Nine Months Ended		Year Ended December 31,

	30.9.2003	30.9.2002	2002	2002	2001	2000	1999
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)

	EUR	EUR	US$[1]	EUR	EUR	EUR	EUR

	(in millions, except for share and per share data, percentages and number of employees)
Balance Sheet Data:
Total assets	5,634	6,218	6,424	6,127	7,064	7,642	7,789
Debt	482	720	645	615	880	1,165	948
Shareholders’ equity	2,077	2,178	2,102	2,005	2,210	2,843	2,866
Dividends paid per share	0.44	—	—	—	0.40	0.11	—
Common stock	140	143	146	140	143	143	143
Weighted average shares – basic and diluted (in thousands)	49,488	50,339	50,329	50,329	50,332	53,293	55,915
Other Data:
Operating margin (%)	3.31	3.62	3.57	3.58	(10.22)	1.78	(12.10)
Depreciation and amortization	205	218	300	286	390	356	309
Capital expenditures on tangible fixed assets	122	144	228	218	217	218	252
Trade working capital[5]	697	752	647	618	605	902	911
Number of employees on a continuing basis (end of period) in thousands	10.0	10.2	10.7	10.7	10.8	11.6	13.1

(1)	The US$ figures are unaudited and have been translated solely for the convenience of the reader at an exchange rate of US$ 1.0485 per EUR 1.00, the noon buying rate of the Federal Reserve Bank of New York on December 31, 2002.

(2)	Special charges represent charges for the impairment of assets, litigation charges and restructuring charges, which include employee termination costs for major activities undertaken to redesign Celanese’s operations, plant and office closures and other costs.

(3)	Interest and other income, net, represents equity in net earnings of affiliates, interest expense, and interest and other income, net, as set forth in Celanese’s consolidated financial statements included in its annual statement on Form 20-F.

(4)	Earnings (loss) per common share – basic and diluted is calculated by dividing net earnings (loss) by the weighted average shares outstanding. At December 31, 2001, 2000 and 1999, Celanese did not have any dilutive common stock equivalents. On the effective date of the demerger, Hoechst issued 55,915,369 shares of Celanese to existing Hoechst shareholders; these shares are deemed to be outstanding for 1999.

(5)	Celanese defines trade working capital as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates.

     Source: For the years ended December 31, 1999 to December 31, 2002, Celanese Annual Report 2002 on Form 20-F; for the nine months ended September 30, 2002 and September 30, 2003, Celanese AG’s Report on the third quarter 2003.

     For more complete information, please see the Annual Report on Form 20-F and Quarterly Reports on Results on Form 6-K of Celanese AG on file with the SEC.

      Celanese AG intends to publish selected unaudited financial data for the year ended December 31, 2003 on February 26, 2004. The publication of the audited financial statements is scheduled for March 11, 2004. These documents will be available on the internet at Celanese AG’s web site http://www.celanese.com and also at the web site of the SEC http://www.sec.gov.

2.   Information about the Bidder, the Acquisition Entities and Blackstone

      The Bidder is a limited partnership (Kommanditgesellschaft, KG) organized under the laws of Germany with its registered office in Stuttgart, Germany, registered under the name (Firma) of BCP Crystal Acquisition GmbH & Co. KG with the commercial register of the Local Court Stuttgart under registration no. HRA 13860.

      The Bidder is an indirect wholly-owned subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. (“Crystal Holdings”), a company in the legal form of an exempted company organized under the laws of the Cayman Islands. The Bidder is controlled by a group of investment funds advised by The Blackstone Group L.P., New York, U.S.A., a leading global investment firm (“The Blackstone Group”), which was founded in 1985. The Blackstone Group’s strict policy is to pursue only friendly transactions.

      One of the investment funds advised by The Blackstone Group, Blackstone Capital Partners (Cayman) IV L.P. (“BCP IV”), an exempted limited partnership organized under the laws of the Cayman Islands, and two of its affiliated funds, Blackstone Capital Partners (Cayman) IV-A L.P. (“BCP IV-A”), and Blackstone Family Investment Partnership (Cayman) IV-A L.P. (“BFIP”), each of which is an exempted limited partnership organized under the laws of the Cayman Islands collectively own indirectly through their wholly-owned subsidiaries Blackstone Capital Partners (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 2, each an exempted company organized under the laws of the Cayman Islands, all of the equity in Crystal Holdings. BCP IV indirectly holds a majority of the equity of Crystal Holdings. Crystal Holdings holds all of the equity of BCP Luxembourg Holdings S. à r.l. (“BCP Luxembourg”).

      Blackstone LR Associates (Cayman) IV Ltd. (“Blackstone LR”), Blackstone Management Associates (Cayman) IV L.P. (“BMA”), BCP IV, Crystal Holdings and BCP Luxembourg are collectively referred to in this Reasoned Opinion as “Blackstone.”

      The following illustrates the ownership structure of the Bidder:

      The principal business of BCP IV, BCP IV-A and BFIP is to invest in securities and committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments. Blackstone anticipates securing commitments for a portion of the equity of Crystal Holdings from certain of its affiliates and/or other private equity investors.

      Each of the Bidder, BCP Acquisition, BCP Management, BCP Holdings, BCP Luxembourg and Crystal Holdings (collectively, the “Acquisition Entities”) as well as Blackstone Capital Partners (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 2 was formed to effect the transactions described in the Offer Document and has not engaged in any activities other than those incident to its formation and such transactions.

      The Bidder stated in the Offer Document that, although it had no definitive plans to do so at the time of the publication of the Offer Document, in connection with the potential issuance of debt securities or for tax or other reasons, Blackstone may ultimately change the form or jurisdiction of BCP Luxembourg and/or other Acquisition Entities by way of merger or other corporate transaction, may interpose additional entities into the ownership structure, and/or may liquidate or dissolve certain Acquisition Entities.

      For more information about the Bidder, the Acquisition Entities and Blackstone see Section III.1 of the Offer Document “Companies Involved – Description of the Bidder, the Acquisition Entities and Blackstone”.

3.   Information about the Offer

a)  Conduct of the Offer and Material Provisions of the Offer, Acceptance Period, Conditions

      The Offer is being conducted by the Bidder in the form of a voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) (cash offer) for the acquisition of the Celanese Shares (excluding Treasury Shares) in accordance with German law, in particular the provisions of the German Takeover Act (WpÜG), as well as in accordance with applicable U.S. securities laws.

      The Bidder is offering to acquire all of the Celanese Shares at a purchase price of EUR 32.50 per share in cash, without interest (the “Offer Price”).

      Shareholders of Celanese AG may tender their Celanese Shares and accept the Offer beginning February 2, 2004 until March 15, 2004 at 24.00h Central European Time (CET), 6:00 p.m. New York City time (the “Acceptance Period”).

      The subsequent acceptance period pursuant to § 16 (2) of the Takeover Act (the “Subsequent Acceptance Period”) will end two weeks after publication in accordance with § 23 (1) sentence 1 no. 2 of the Takeover Act of the number of Celanese Shares for which the Bidder has received valid acceptances without withdrawal as of the end of the Acceptance Period. The Bidder has stated that it expects that the Subsequent Acceptance Period will end on April 5, 2004.

      Celanese shareholders can withdraw previously tendered Celanese Shares, without having to provide any explanation of their reasons, at any time until the expiration of the Acceptance Period. Rights to withdraw tendered Celanese Shares will not apply to the Subsequent Acceptance Period.

      The Offer is subject to a number of conditions which include the receipt of antitrust clearances, a minimum acceptance condition of 85% of the Celanese Shares (excluding the Treasury Shares), the absence of certain material adverse changes with respect to Celanese AG and other conditions described in detail in Section V. 4 of the Offer Document, “The Offer – Conditions”.

      For any additional information and details (in particular any details with regard to the conditions, the acceptance periods and the terms of acceptance), shareholders are referred to the provisions of the Offer Document; the information set forth above merely summarizes, and does not fully reflect, the information set out in the Offer Document. The Offer Document is published on the internet at the web site http://www.tbg-cag.de and is available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, as well as Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, U.S.A.

      Copies of the Offer Document can also be requested to be sent, free of charge, by calling the information hotline established by the Bidder for the Offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), +1-877-750-5836 (toll-free in the U.S.A. and Canada) or +1-646-822-7403 (call collect from all other countries).

b)  Background of the Offer

      Celanese AG was first approached on this matter in February 2002 by way of a phone call from an advisor who had been retained by Blackstone and another entity (the “corporate partner”). In this call the advisor introduced the idea of a possible transaction by both Blackstone and its corporate partner and inquired whether Celanese would be interested in pursuing such a transaction. The Company discussed this approach with its legal as well as its financial advisors. In late February 2002, Blackstone and its corporate partner approached Celanese AG to indicate their initial interest in a negotiated acquisition of Celanese AG.

      On March 4, 2002, Claudio Sonder informed the Chairman of the Supervisory Board of Celanese AG of the approach by Blackstone and its corporate partner. From this time on, the Chairman of the Supervisory Board was kept informed by Claudio Sonder regarding material developments in the discussions with Blackstone and its corporate partner. On March 11, 2002, representatives of Celanese AG, including Claudio Sonder, Perry Premdas and Andreas Pohlmann, the chairman of the Management Board, chief financial officer and chief administrative officer (at the time of the March 2002 meeting, the corporate secretary), respectively, representatives of Blackstone, including Chinh Chu and Robert Friedman, senior managing directors of The Blackstone Group, and representatives of Blackstone’s corporate partner as well as representatives of Morgan Stanley & Co. Incorporated (“Morgan Stanley”), lead M&A advisor and potential financing source for a possible transaction regarding Celanese AG, and of Goldman, Sachs & Co. oHG (“Goldman Sachs”), financial advisor to Celanese AG, met in Frankfurt am Main to discuss the possibility of a transaction.

      A follow-up meeting of participants in the March 11 meeting was held in New York on May 20, 2002 to continue the discussions about a possible transaction and to provide an opportunity for Blackstone and its corporate partner to ask questions regarding certain publicly available information that had been provided to them by Celanese AG in mid-April 2002.

      Celanese AG received from Blackstone and its corporate partner a due diligence request on June 18, 2002 and, thereafter, the parties discussed the process by which Blackstone and its corporate partner might be permitted to get limited access to additional, non-public due diligence materials. Following a detailed review of the interests of various constituencies involved, Celanese AG agreed with Blackstone and its corporate partner that due diligence materials would only be provided on a staggered basis, with non-public information to be provided at Celanese AG’s discretion following an acceptable preliminary proposal by Blackstone and its corporate partner satisfying certain preconditions specified by Celanese AG earlier and reconfirmed in a letter from Mr. Sonder, dated June 25, 2002 and thereafter depending on the progress of discussions. Such preconditions included information regarding Blackstone’s and its corporate partner’s intentions regarding post-closing strategy and employee matters.

      On June 28, 2002 Mr. Sonder, Mr. Premdas, Mr. Pohlmann and a representative of Goldman Sachs met representatives of the Kuwait Petroleum Corporation (“KPC”), the largest shareholder of Celanese AG holding approximately 29.2% of the outstanding Celanese Shares (excluding Treasury Shares), and its financial advisor Credit Suisse First Boston in Vienna in order to brief them on the approach made by Blackstone and its corporate partner. On September 11, 2002 Celanese AG and KPC finalized the confidentiality undertakings in relation to the exchange of non-public information in relation to the approach by the Initial Bidders by entering into a confidentiality agreement (see Section III.1).

      On July 26, 2002, Blackstone and its corporate partner executed a confidentiality agreement with Celanese AG with respect to the due diligence materials to be provided. On the same day, Mr. Sonder met representatives of Blackstone as well as the corporate partner in New York separately, in order to discuss with Blackstone its geographic as well as industrial investment strategies and with the corporate partner its strategic intentions with respect to the possible investment in Celanese AG. Based upon the process agreed upon among the parties for a due diligence investigation, Celanese AG first provided a limited amount of due diligence information, most of which consisted of publicly available information, to Blackstone and its corporate partner on August 11, 2002 and additional materials in mid-September and early October 2002. On the basis of such information, on November 13, 2002, Blackstone and its corporate partner submitted a preliminary indication of interest in acquiring Celanese AG at a price range of EUR 28.00 to EUR 30.00 per

Celanese Share. After a detailed review of this preliminary indication by the Management Board and its legal as well as financial advisors, Celanese AG responded by letter dated November 26, 2002 indicating that the indication of interest did not satisfy certain expectations of Celanese AG regarding the price range as well as post-acquisition strategy and therefore requesting further clarification on these issues. On December 3, 2002 Mr. Sonder met Mr. Schwarzman, the President and CEO of The Blackstone Group in New York, in order to discuss the approach made by Blackstone and the corporate partner as well as the status of the discussions as of that date. On December 9, 2002, representatives of Celanese AG and of Blackstone and its corporate partner met in Frankfurt am Main to discuss the preliminary indication of interest.

      On January 6, 2003, Mr. Sonder received a call from Mr. Chu who informed him that, as a result of a change in its strategy, the corporate partner of Blackstone had determined to withdraw from the process shortly after the December 9, 2002 meeting. Mr. Chu re-affirmed Blackstone’s continued interest in an acquisition of Celanese AG and its willingness to proceed without its corporate partner. Celanese AG received a written confirmation of Blackstone’s continued interest at the same price range of EUR 28.00 to EUR 30.00 on January 21, 2003. Following a detailed review of this resubmitted indication of interest, Mr. Sonder replied by letter to Mr. Chu on January 29, 2003, and indicated that the Management Board of Celanese AG had determined that the proposed price range did not reflect the full value potential of Celanese AG. In the January 29, 2003 letter, Mr. Sonder suggested further meetings to discuss the proposed valuation.

      Mr. Chu met with Mr. Pohlmann, other representatives of Celanese AG and representatives of Morgan Stanley and Goldman Sachs in Koenigstein on February 17, 2003 to discuss the next steps in the process and, among other topics, the scope of Blackstone’s due diligence investigation, including access to senior management. As part of the outcome of the February 17, 2003 meeting Celanese AG’s management gave presentations on general business related matters in New York on March 12, 2003. Additional presentations were given in Frankfurt am Main and New York during the period from April 4 to April 8, 2003.

      On May 20, 2003, Blackstone submitted a revised bid proposal which specifically considered pension liabilities and reflected a price of EUR 28.00 per share and a 90% minimum acceptance condition. Blackstone’s May 20, 2003 proposal also noted that the financing structure of the proposed transaction contemplated a pre-funding of approximately EUR 380 million of pension contributions. On June 20, 2003, representatives of Blackstone met with the Management Board of Celanese AG, in order to discuss the contents of this revised bid proposal. After a detailed review of the information received from Blackstone and its financial and legal advisors Celanese AG informed Blackstone that its proposal was inadequate on both the proposed price and the minimum acceptance condition. Representatives of Blackstone then met with Messrs. Pohlmann and Jakobsmeier, the treasurer of Celanese AG, and a representative of Goldman Sachs in New York on June 20, 2003, where the Celanese AG representatives highlighted positive recent developments at the Company. Following further discussions, Blackstone submitted a revised bid proposal on June 24, 2003, increasing the proposed price to EUR 29.00 per share and lowering the minimum acceptance condition to 85%. At about the same time, Blackstone also submitted to Celanese AG a draft of an agreement that it would expect to receive from KPC pursuant to which KPC would agree to tender its Celanese Shares in the Offer.

      After an in-depth analysis of the revised bid proposal by the Company’s management, together with its financial and legal advisors, Mr. Sonder and Mr. Schwarzman spoke on July 8, 2003, and Mr. Sonder requested that Blackstone once again improve its price. In response, Blackstone submitted a revised bid proposal on July 9, 2003 reflecting a price increase to EUR 30.00 per share with the same 85% minimum acceptance condition.

      After a further detailed analysis of the revised offer proposal, Celanese AG’s Management Board on July 17, 2003 resolved unanimously to support the continuation of discussions based on the proposed offer described in the July 9, 2003 letter, and, on July 21, 2003, Celanese AG provided to Blackstone a copy of that resolution. After receipt of the revised offer proposal from Blackstone, Celanese AG also informed KPC of the key terms and discussed KPC’s position with respect to the possible support by KPC of the proposed offer. Upon confirmation of KPC’s willingness to support such transaction if management was also in support, Celanese AG provided a copy of the Management Board resolution dated July 17, 2003 to KPC and informed Blackstone thereof.

      On July 29, 2003, Celanese and Blackstone each, separately, received confirmation from KPC that KPC would be willing to tender its Celanese Shares in an offer on the terms outlined in the July 9, 2003 letter.

      Also from time to time during August and into September 2003, representatives of Celanese AG discussed with Blackstone their concerns about the impact of the proposed transaction on the various stakeholders of Celanese AG, including its employees and management. Blackstone explained its intentions with respect to those issues, including its customary approach to management incentive compensation.

      On August 20, 2003, Celanese AG agreed to permit Blackstone to engage in the next phase of due diligence, and, during the period from August 20 to August 22, 2003, representatives of Celanese AG conducted management due diligence sessions in New York with representatives of Blackstone, Morgan Stanley and Deutsche Bank Securities Inc., which had been retained in the meantime by Blackstone to work with Morgan Stanley to assist with the financing of the proposed transaction, and their respective legal counsel and other advisors. Following these meetings, Celanese AG made data rooms with additional due diligence materials available in Frankfurt am Main and New York for Blackstone and its advisors. Between August 22 and November 18, 2003, Celanese AG addressed the follow-up questions raised by Blackstone and the financing sources resulting from the due diligence materials reviewed by Blackstone, its advisors and its financing sources.

      On September 10, 2003, senior management of Celanese AG received from Blackstone a presentation in Frankfurt am Main with respect to Blackstone’s financial model and post-acquisition strategy. The parties met again on October 3, 2003, at which time senior management of Celanese AG indicated that, based on the recent increase in the Company’s share price, an increase in the proposed offer price was necessary in order for the Management Board to continue to support negotiations regarding Blackstone’s proposal. Among other things, senior management of Celanese AG noted that Celanese AG’s share price had increased from (using the XETRA closing prices) EUR 22 on July 9, 2003, when Blackstone submitted its proposal increasing its proposed price to EUR 30 per Celanese Share, to EUR 28.19 on October 2, 2003, an increase of 28%, which had significantly reduced the premium represented by the proposed EUR 30 per share price. On October 13 and 14, 2003, Mr. Schwarzman met with Mr. Sonder and discussed, among other things, Celanese AG’s request for an increase in the proposed offer price. During these meetings, Mr. Schwarzman indicated that Blackstone would agree to increase the proposed offer price to EUR 32.50 per share, with the same 85% minimum tender condition as had been proposed earlier.

      Based on the indication of an offer price of EUR 32.50 per share, Celanese AG on October 15, 2003 agreed to permit Blackstone and its representatives to conduct the final phase of their due diligence. On October 22, 2003, Mr. Pohlmann emailed Mr. Chu and outlined the terms of the proposal that Celanese AG expected to receive from Blackstone which reflected the contents of the offer proposal letter dated May 20, 2003 and the subsequent discussions on key issues surrounding the contemplated transaction. On October 29 and 30, 2003, representatives of Celanese AG and Blackstone met in New York to discuss, among other things, the acquisition and financing structure as well as due diligence issues.

      On November 5, 2003, Mr. Sonder delivered a letter to Mr. Schwarzman inquiring about the status of Blackstone’s proposal. Mr. Schwarzman responded by letter dated November 7, 2003, indicating Blackstone’s desire to continue negotiations but expressing concern regarding revised projections recently received by Blackstone, resulting from Celanese AG’s falling short of certain of its internal non-public projections although it continued to meet analyst’s expectations, and indicating that Blackstone was continuing to address certain due diligence matters.

      On November 18, 2003, Messrs. Schwarzman and Chu met in Frankfurt with the entire Management Board of Celanese AG. Among the topics discussed was Celanese AG’s ongoing insistence that Blackstone’s proposal provide for prefunding of Celanese’s pension plans.

      Blackstone submitted an offer proposal to Celanese AG on December 6, 2003, which included the increased offer price of EUR 32.50 per share, an agreement to arrange for a pre-funding of US$ 462.5 million of pension contributions and commitment letters from Blackstone’s financing sources, confirming the availability of necessary financing. The December 6, 2003 proposal also discussed Blackstone’s plans to provide for financing beyond the amount that would be required for the consummation of the Offer and the proposed pension contributions, in order to address management’s concerns that Celanese AG maintain adequate liquidity after a transaction. Following a review of the revised offer proposal, the Management Board resolved later on that day to continue with the negotiations. Representatives of Celanese AG, including the entire Management Board, together with their advisors, met in New York on December 8 and 9, 2003 with representatives of Blackstone, including Mr. Chu, and Blackstone’s advisors to negotiate the final terms and conditions of the proposed offer. Immediately following these meetings, the Management Board reviewed the results of these negotiations and resolved to continue to pursue the proposed transaction and to finalize the necessary documentation. Celanese AG informed KPC of these developments, and KPC confirmed that it was in discussions with Blackstone in order to finalize an agreement to support the proposed tender offer. On December 13, 2003, Blackstone submitted the final proposal letter (the “Blackstone Proposal Letter”), reflecting the terms discussed during these meetings, to Celanese AG. The Management Board of Celanese AG met on December 14, 2003 and voted unanimously to support an offer made on the terms set forth in the Blackstone Proposal Letter after having reviewed the Blackstone Proposal Letter together with its financial, legal and other advisors. On December 14, 2003 Celanese AG delivered the Celanese Response Letter to Blackstone indicating, among other things, the support of the Management Board for an offer to be made on the terms set forth in the Blackstone Proposal Letter (see also Section III.2). In addition, Celanese AG informed KPC of the sending of the Celanese Response Letter to Blackstone. Representatives of Celanese AG notified the Supervisory Board on December 15, 2003 of the Blackstone Proposal Letter. Also on December 15, 2003, Celanese AG received a copy of the KPC Agreement executed by the Bidder and KPC on the same date (see also Section III.4).

      Following the finalization of additional arrangements relating to its financing commitments, which occurred late on December 15, 2003, the Bidder publicly announced its decision to make the Offer on December 16, 2003. The Management Board of Celanese AG then publicly announced its support of such an Offer, subject to the Offer Document as published meeting the terms and conditions expressed in the Blackstone Proposal Letter.

      Following the announcement, as customary in these kinds of transactions, successive drafts of the Offer Document were made available by Blackstone to the Company. After publication of the Offer Document on February 2, 2004, on February 3, 2004 representatives of Goldman Sachs delivered a financial presentation to the Management Board relating to the Offer and then delivered Goldman Sachs’s opinion to the Management Board that, as of February 3, 2004 and based upon and subject to the factors and assumptions set forth therein, the EUR 32.50 per Celanese Share in cash, without interest, to be received by the holders of Celanese Shares in the Offer is fair from a financial point of view to such holders, other than KPC, as to which Goldman Sachs expressed no opinion.

III. PAST TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

      In addition to the background to the Offer described above, the following transactions, negotiations and agreements are described in more detail below:

1.   Confidentiality Agreements

      On July 26, 2002, the Company entered into a confidentiality agreement (the “Blackstone Confidentiality Agreement”) with Blackstone Management Partners III L.L.C., an affiliate of the Bidder, and the corporate partner in connection with the interest expressed in a potential acquisition of the Company by Blackstone Management Partners III L.L.C. and the corporate partner acting jointly (the “Initial Bidders”). Pursuant to the Blackstone Confidentiality Agreement, as requested by the Company, a staggered process for any further discussions of a potential transaction was agreed upon. The Initial Bidders, among other things, were required to provide details regarding the terms of their proposed acquisition, including by explaining to the Management Board their strategic intentions with respect to the Company, prior to receiving certain non-

public information from the Company. Upon receipt of the requested non-public information, the Initial Bidders agreed that if they intended to proceed, they would send an offer proposal to the Company (i) expressing the Initial Bidders’ interest in launching a takeover bid for the Company, (ii) indicating a price per Celanese Share and (iii) defining the financial, economic and legal assumptions underlying the proposal. Based on this offer proposal, the Management Board would then communicate to the Initial Bidders how to proceed, if at all, with further discussions. The Blackstone Confidentiality Agreement provided that either the Company or the Initial Bidders could terminate discussions concerning the acquisition at any time and enter into any other transactions with third parties without prior notice to the other parties and did not provide for any break-up fee.

      On August 28, 2002, in connection with the possible acquisition by the Initial Bidders, the Company entered into a confidentiality agreement with KPC (the “KPC Confidentiality Agreement”). Pursuant to the KPC Confidentiality Agreement, KPC agreed to keep confidential any non-public information relating to the Company or the possible acquisition and to use such information only for the purpose of evaluating the possible acquisition.

2.   Celanese Response Letter to The Blackstone Group

      On December 14, 2003, the Company, represented by the Management Board, sent the Celanese Response Letter to The Blackstone Group confirming that the proposal contained in the Blackstone Proposal Letter dated December 13, 2003 fully reflected the discussions concerning the contemplated tender offer for the Celanese Shares. In addition, the Company stated that the Management Board would publicly support the Offer if the offer document, as published, conformed to the terms and conditions expressed in the Blackstone Proposal Letter and would not withdraw such support unless an unsolicited superior competing tender offer by a third party for all the Celanese Shares was launched and was cleared by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) and which the Management Board determined was more favorable to the Company than the Offer. The Company also undertook that it would not solicit or encourage any competing offers, would facilitate the Offer and would not tender into the Offer any Treasury Shares.

3.   Letter to KPC

      On December 14, 2003, the Company, represented by the Management Board, sent a letter to KPC indicating that the Management Board was aware that the Offer was conditioned on KPC agreeing to tender its Celanese Shares into the Offer and that KPC would agree to tender its Celanese Shares into the Offer only if the Management Board committed to publicly support the Offer. The Management Board of the Company confirmed that it would publicly support the Offer if the offer document, as published, conformed to the terms and conditions expressed in the Blackstone Proposal Letter and would not withdraw such support unless an unsolicited superior competing tender offer by a third party for all the Celanese Shares was launched and was cleared by the German Federal Financial Supervisory Authority and which the Management Board determined was more favorable to the Company than the Offer. This letter resulted from discussions between KPC and the Management Board (see Section II.3.b)).

4.   KPC Agreement

      On December 15, 2003, the Bidder and KPC entered into an agreement (the “KPC Agreement”) whereby KPC, among other things, agreed to tender into the Offer all of its Celanese Shares (the “KPC Shares”) no later than the 15th business day of the Acceptance Period, and not to withdraw the KPC Shares unless the KPC Agreement were terminated. The KPC Shares represent approximately 26.28% of the registered statutory share capital of Celanese AG (and 29.2% of the Celanese Shares currently carrying voting rights, i.e. all outstanding Celanese Shares excluding Treasury Shares).

      Pursuant to the KPC Agreement, KPC also agreed not to transfer any of the KPC Shares other than pursuant to the Offer, and KPC and the Bidder each agreed not to purchase any Celanese Shares except with the consent of the other party or, in the case of the Bidder, pursuant to the Offer. KPC agreed to publicly announce its support of the Offer and not to make any public statement that conflicts with or is inconsistent with such statement of support.

      In addition, KPC agreed pursuant to the KPC Agreement that it would not:

•	enter into any agreement with, solicit offers from, or negotiate or otherwise deal with any other person with respect to a possible transfer of the KPC Shares;

•	enter into or support any agreements with third parties in support of any proposed change of control transaction regarding Celanese AG with a party other than the Bidder;

•	support a sale of a substantial amount of Celanese AG’s assets to a party other than the Bidder;

•	support any increase in the share capital of Celanese AG or the issuance by Celanese AG of additional shares to third parties; or

•	support the grant of voting rights, or the sale or grant of an option to buy any of the KPC Shares, to any third party.

      KPC may terminate the KPC Agreement and rescind its acceptance of the Offer in the event of:

•	the publication of the decision to launch a takeover offer (pursuant to §10 of the Takeover Act) by a third party, which takeover offer involves a higher value per Celanese Share than the Offer (in the case of an offer that is not an all-cash offer, as determined in the reasonable judgment of KPC’s board of directors and, if requested by the Bidder, confirmed by an investment bank of international reputation selected by KPC and reasonably acceptable to the Bidder), or

•	the public announcement of any other competing transaction that provides for the acquisition by a third party of all of the outstanding Celanese Shares at a higher price per Celanese Share than the Offer (determined as described in the preceding bullet point);

provided, however, that KPC may so terminate the KPC Agreement and rescind its acceptance of the Offer only on or after the earlier of (i) the 10th business day following such publication or announcement and (ii) the date that is three business days prior to the expiration of the Acceptance Period; and KPC will not have the right to terminate the KPC Agreement or rescind its acceptance of the Offer if, on or prior to such permitted termination date as described in this sentence, the Bidder revises the Offer such that such competing transaction no longer constitutes a transaction that offers a higher value per Celanese Share, as described in the preceding bullet points.

      The KPC Agreement terminates automatically if the Offer has not been completed prior to July 31, 2004.

5.   Certain Interests of Members of the Management Board

      Members of the Management Board are holders of Celanese Shares and have rights to acquire Celanese Shares or to receive cash payments in connection with increases in the trading price of the Celanese Shares arising from their participation in the long-term incentive plans and the equity participation plan described below. As of December 31, 2003, the members of the Management Board as a group (five persons) held 94,392 of the Celanese Shares (approximately 0.19% of the registered statutory share capital of Celanese AG).

      Long-Term Incentive Plans. The long-term incentive plans consist of stock appreciation rights plans adopted in 1999 (Celanese LTIP 1999) and 2001 (Celanese LTIP 2000) and a stock option plan adopted in 2002 (Long-Term-Incentive-Plan (LTIP) 2002). All the plans are based on the appreciation of the Celanese Shares. In 1999, Celanese AG granted members of the then Management Board an aggregate of 459,550 stock appreciation rights at a base price of EUR 16.37 per Celanese Share. In 2001, Celanese AG granted members of the then Management Board an aggregate of 414,000 stock appreciation rights at a base price of EUR 19.56 per Celanese Share.

      Stock appreciation rights granted under these plans have a ten-year term and are generally exercisable in whole or in part, subject to limitations, at any time after a two-year vesting period during a period defined for each plan, provided at the time of exercise, the performance of the Celanese Shares on the Frankfurt Stock Exchange exceeds the median of the performance of the share prices of Celanese AG’s peer group companies as defined by Celanese AG’s Supervisory Board for the members of the Management Board. The peer group (the “Peer Group”) consists of The Dow Chemical Company, DSM N.V., Eastman Chemical Company, Georgia Gulf Corporation (Solutia Inc. was substituted for Georgia Gulf Corp. in the peer group for the Celanese LTIP 2000 and for the 2002 Stock Option Program), Imperial Chemical Industries plc., Lyondell Chemical Corporation, Methanex Corporation, Millennium Chemicals Inc. and Rhodia S.A.

      The performance goals stated in the plans had been met prior to the increase in the Celanese Share price which followed the Bidder’s announcement of its intention to launch the Offer. Following a change in control of Celanese AG, the stock appreciation rights can be exercised during a period of six months irrespective of whether Celanese AG’s share price has outperformed the median of the Peer Group.

      In 2002, stock options under the 2002 plan covering 216,000 Celanese Shares in the aggregate were granted to the current members of the Management Board with an exercise price of EUR 27.54. The exercise price is based on the market price (reference price) for Celanese Shares on the Frankfurt Stock Exchange at the time of grant (EUR 22.95), plus a 20 percent premium. The options become exercisable five years from the date of grant, but may vest two years following the date of grant if the Celanese Shares outperform the median performance of the Peer Group over the holding period. All unexercised options expire ten years from the date of grant. If the market price per Celanese Share on the date of exercise is at least 20 percent higher than the reference price, the holder is entitled to receive a cash payment equal to the original exercise premium of 20 percent. These stock options cannot vest prior to July 8, 2004.

      If the Members of the current Management Board had exercised all their outstanding stock options, as of December 31, 2003, they would have received as a group 216,000 Celanese Shares (approximately 0.44% of the then increased registered statutory share capital of Celanese AG).

      Equity Participation Plan. Celanese AG established an equity participation plan in 1999, in which members of the Management Board have committed to take part. Under this plan, an amount equal to such Management Board member’s annual salary must be invested in Celanese Shares over a two year period. As a recognition of this investment by the members of the Management Board, the Company granted two stock appreciation rights (under conditions that are essentially the same as under the Celanese LTIP 1999) for each Celanese Share purchased by the respective Management Board member. Since 1999, members of the Management Board who enrolled in the plan have received an aggregate of 349,450 stock appreciation rights under this plan. These stock appreciation rights are in addition to those received under the Long Term Incentive Plans. Each member of the Management Board must hold his Celanese Shares acquired under the Equity Participation Plan as long as he is a member of the Management Board. However, in a resolution passed on January 22, 2004, the Supervisory Board’s personnel and compensation committee (Personal- und Vergütungsausschuss) has allowed members of the Management Board to tender their Celanese Shares into the Offer. The personnel and compensation committee also resolved that the obligation to hold Celanese Shares will be waived if the Offer is successful.

      As a result of the arrangements and the agreements described above, the Company’s Management Board may be deemed to have a direct interest in the Offer.

6.   Agreements with Members of the Management Board

      In conjunction with the extension of the terms of three members of the Management Board and the appointment of one new member to the Management Board, in October 2002, the Company entered into new service agreements with four members of the Management Board, Claudio Sonder, David Weidman, Perry Premdas and Andreas Pohlmann. The Company entered into a similar service agreement with Lyndon Cole, upon his appointment to the Management Board in September 2003.

      Among other terms and conditions included customarily in such service agreements, these agreements contain certain change in control protections which the Company had previously provided to the members of the Management Board (as well as in similar form to a group of about 40 other senior executives) in separate contractual undertakings. At the time of preparing these new service agreements, the Supervisory Board’s personnel and compensation committee decided to include these already existing change in control protections in the new agreements. Pursuant to these agreements, each of the five Management Board members is entitled to a change-in-control payment, if, due to a change in control of the Company there is a premature revocation of his appointment as a Management Board member without cause or a failure to extend his agreement under certain circumstances or if, due to such change in control, the Management Board member voluntarily terminates his agreement for cause. The change-in-control payment is equal to three times (or four times, in the case of Mr. Sonder) the sum of averaged fixed annual remuneration payments and averaged bonus payments received by the Management Board member, less certain set-offs for other amounts received. In addition, any claims such Management Board member may have under the Company’s current long term incentive plan remain unaffected and if not yet exercised may be made according to the long term incentive plan documents.

      In the absence of a change in control, each of the Management Board members is entitled to a severance payment in the event of a premature revocation of his appointment as a Management Board member without cause or a failure to extend his agreement under certain circumstances or if the Management Board member voluntarily terminates his agreement for cause. In each case, this severance payment is equivalent to twice the sum of (i) the fixed annual remuneration payment applicable to the year of departure, (ii) a full bonus payment at target performance for the year of termination and (iii) the value of the most recently granted long term incentives, with certain set-offs.

      In addition, Mr. Sonder is entitled to a termination bonus payment at the end of his service agreement. The termination bonus is equal to twice the sum of his fixed annual remuneration applicable to the year of departure, a full bonus payment at target performance for the year of termination and the value of the most recently granted long term incentives. However, Mr. Sonder may not claim the termination bonus in addition to any other severance payments he may otherwise be entitled to upon termination of employment.

7.   No Monetary Benefit or Equivalent Compensation

      The Bidder and Blackstone have stated in the Offer Document that they believe that after consummation of the Offer it is critical to the interests of Celanese AG and the value of the Bidder’s investment in Celanese AG to incent senior management of Celanese AG, including the Management Board, and to align their interests with the Bidder’s interests as the future controlling shareholder of Celanese AG. According to the Offer Document, the Bidder and Blackstone plan to implement a management incentive program if and when they acquire full ownership of Celanese AG, which they expect would occur after some period following the successful consummation of the Offer. The Management Board did not have discussions with the Bidder or Blackstone with respect to, and the Bidder and Blackstone have stated that they did not make any determinations as to, which members of current senior management would participate in such incentive program or the extent to which any such individuals would participate.

      In the Offer Document, the Bidder and Blackstone have stated that they anticipate implementing a management incentive program having the following elements:

•	the grant of a potential equity position in the Bidder or one of its parent companies of up to 10% of the equity of such entity, in the form of options and/or restricted stock, which would be divided into different tranches reflecting the achievement of different operating performance targets and/or internal rates of return over a five year vesting period, and which would otherwise be subject to customary restrictions and vesting provisions; and

•	performance-related bonuses of up to one year’s total compensation payable in two parts, after one and two years, based on performance targets to be established.

      In the Offer Document, the Bidder and Blackstone have stated that they may also consider, as a condition to certain members of management’s participation in such incentive program, requiring them to invest some of their own funds in the equity of one of the Acquisition Entities. Although members of the Management Board have discussed with the Bidder and Blackstone the potential general parameters and terms of such a management incentive program, the Management Board has not reached any agreements or understandings with the Bidder or Blackstone. No individual member of the Management Board or of senior management of Celanese AG has reached any agreements or understandings, or has had any discussions with Blackstone or the Bidder with respect to any such individual’s potential participation in such program or as to their future compensation generally. The Bidder and Blackstone have stated in the Offer Document that they intend to make such decisions in the future based solely upon their assessment of such individual’s potential role in Celanese AG’s future and the impact of incentive compensation on such individual’s future performance.

      Although the foregoing discussions were conducted, no individual members of the Management Board have been granted, or given the prospect of, any monetary compensation or monetary equivalent benefit in connection with the Offer.

IV.     PERSONS EMPLOYED AND COMPENSATED

1.   Goldman Sachs

      Celanese AG involved Goldman Sachs as its financial advisor in connection with the first approach by The Blackstone Group in 2002 and entered into a formal engagement letter with Goldman Sachs on December 15, 2003 (the “Goldman Sachs Engagement Letter”), pursuant to which Celanese AG engaged Goldman Sachs to act as its financial advisor in connection with the Offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, Celanese AG has agreed to pay Goldman Sachs (i) a financial advisory fee equal to EUR 11,000,000 (the “Advisory Fee”) and (ii) up to EUR 4,000,000 payable as a bonus to be determined by Celanese AG on a discretionary basis (the “Bonus Fee”). The Advisory Fee and, if and to the extent determined by Celanese AG, the Bonus Fee are payable upon expiration of the Acceptance Period and any Subsequent Acceptance Period and consummation of the transaction. The Goldman Sachs Engagement Letter provides that Goldman Sachs’ liability in respect of its engagement by the Company shall be limited to liability for such damages as it has caused intentionally or negligently or through violation of the Goldman Sachs Engagement Letter or applicable law or regulation, and that such liability shall be limited to the amount of the Advisory Fee and Bonus Fee paid to Goldman Sachs (or EUR 1,000,000 if the Offer is not consummated). In addition, Celanese AG has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons against various liabilities.

2.   Brunswick

      Celanese AG has retained the Brunswick Group GmbH (“Brunswick”) to act as public relations advisor with regard to the Offer and entered into a formal engagement letter with Brunswick on December 14, 2003 (the “Brunswick Engagement Letter”). The term of engagement commenced on December 10, 2003 and will end upon the expiration of the Subsequent Acceptance Period. Pursuant to the terms of the Brunswick Engagement Letter, Celanese AG has agreed to pay Brunswick (i) based on the assumption that there will be no competing bid, a weekly fee of EUR 50,000 and (ii) a success fee of EUR 200,000 if at least 95% of the Celanese Shares are tendered into the Offer. In case of a competing bid, which the Management Board deems to be hostile, the parties will consider adjusting the fee arrangement, in particular with respect to the success fee. The Brunswick Engagement letter provides that Brunswick is not liable in case of a slightly negligent (leichte Fahrlässigkeit) failure to comply with its duties (Pflichtverletzung) or in case of a failure of persons employed (Erfüllungsgehilfen) by them to comply with their duties. However, Brunswick remains liable for any other damages caused by its gross negligence or by gross negligence of persons employed. Brunswick’s liability for such damages as caused by violation of the Brunswick Engagement Letter or by defects in rendering their services (Vermögensschäden) shall be limited in each single case to EUR 1,500,000. The liability for other direct damages (direkte Schäden) and damages to reputation and standing is limited to the amount corresponding to aggregate annual fees payable pursuant to the Brunswick Engagement Letter.

V.     PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

      Except as described in this Reasoned Opinion, the Company is not undertaking or engaged in any negotiations in response to the Offer which relate to (i) a tender offer or other acquisition of the Company’s securities by the Company, its subsidiaries or any other person, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries, or (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company.

VI.     AMOUNT AND FORM OF THE CONSIDERATION OFFERED

1.	Amount and Form of Consideration

      The Bidder is offering a consideration of EUR 32.50 per Celanese Share, in cash without interest. Consideration in the form of shares is not contemplated by the Offer. For those Celanese shareholders receiving the Offer Price in U.S. dollars, the exact amount of the consideration is to be determined according to the EUR/U.S. dollar exchange rate described in detail in the Offer Document prevailing at a future point in time. Celanese shareholders receiving the Offer Price in U.S. dollars will bear the risk of fluctuations in the EUR/U.S. dollar exchange rate.

2.	Statutory Minimum Prices

      To the extent that the Management Board is in a position to verify this on the basis of the information available, the Offer Price for the Celanese Shares is in accordance with the provisions of §§ 4 et seq. of the Offer Regulation under the Takeover Act (the “Offer Regulation”) concerning the statutory minimum prices:

a)	Previous Acquisitions

      Pursuant to § 4 of the Offer Regulation, the consideration for the shares of the target company must correspond at least to the value of the highest consideration for the acquisition of shares of the target company granted or agreed by the offeror, persons acting jointly with it or their subsidiaries within the last three months prior to the publication of the offer document.

      The KPC Agreement (see Section III.4) could be regarded as a previous acquisition (Vorerwerb) of Celanese Shares within the meaning of § 4 of the Offer Regulation. Since KPC agreed to tender into the Offer all of the KPC Shares, KPC will be offered the same consideration as all other Celanese shareholders and therefore the terms and conditions for the acquisition of Celanese Shares from KPC are no more favorable than the terms and conditions under the Offer.

b)	Market Prices

      In relation to tender offers for shares admitted to trading on a German stock exchange, the consideration, pursuant to § 5 of the Offer Regulation, must equal at least the weighted average market price for those shares during the three months preceding the announcement of the decision to submit the offer.

      The weighted average price for Celanese Shares during the three months preceding the announcement of the decision to submit the Offer on December 16, 2003, as published by the Federal Financial Supervisory Authority, is EUR 28.75 and is thus below the Offer price.

3.	Recent and Historical Market Prices of the Celanese Shares

      The following table sets forth the high and low closing prices per Celanese Share for the periods indicated. The Celanese Share prices shown below represent the closing prices on the XETRA electronic trading system of the Frankfurt Stock Exchange and the closing prices on the NYSE.

Frankfurt Stock Exchange
Calendar Year	High	Low

	(in Euros)
2002
First Quarter	EUR 24.89	EUR 20.00
Second Quarter	27.42	21.60
Third Quarter	24.20	17.60
Fourth Quarter	23.21	15.96
2003
First Quarter	22.32	13.75
Second Quarter	21.79	16.39
Third Quarter	31.88	20.52
Fourth Quarter (pre announcement)	29.93	25.99
Fourth Quarter (post announcement)	32.61	32.50
2004
First Quarter (through February 5, 2004)	32.60	32.20

Source: FactSet Research Systems Inc.

NYSE
Calendar Year	High	Low

	(in US$)
2002
First Quarter	$22.30	$17.25
Second Quarter	25.30	20.28
Third Quarter	23.42	17.65
Fourth Quarter	23.24	15.90
2003
First Quarter	23.00	15.78
Second Quarter	25.72	17.80
Third Quarter	36.20	24.15
Fourth Quarter (pre announcement)	35.91	31.12
Fourth Quarter (post announcement)	40.69	40.03
2004
First Quarter (through February 5, 2004)	41.56	39.88

Source: FactSet Research Systems Inc.

     On December 15, 2003, the last full day of trading before the announcement of the Bidder’s decision to make the Offer, the closing price of Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange was EUR 29.19 per Celanese Share (as reported on Bloomberg L.P.) and the closing price of Celanese Shares on the NYSE (as reported on Bloomberg L.P.) was US$35.80 per Celanese Share. Celanese shareholders are urged to obtain a current market quotation for Celanese Shares before making their decision whether to tender their Celanese Shares into the Offer.

      The Offer Price represents a premium of 11% over the market price of the Celanese Shares on the trading day prior to the announcement of the Bidder’s decision to commence the Offer. The Offer Price represents a premium of 117% over the closing price of Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange on October 25, 1999, the first day of trading of Celanese Shares following the demerger of Celanese AG and Hoechst AG; a premium of 42% over the average closing price for the Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange for the twelve months ended December 15, 2003 (the last trading day prior to the Bidder’s announcement of its decision to commence the Offer), and a premium of 13% over the average closing price for the Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange for the three months ended December 15, 2003.

      The following table sets forth, for the periods indicated, certain historical exchange rates between Euros and U.S. dollars based on the WM/Reuters US$/EUR Exchange Rate:

	Years Ended December 31,

	1999	2000	2001	2002	2003

	(US$ = EUR 1.00)
High	1.17990	1.03490	0.95170	1.04940	1.26135
Low	1.00140	0.82870	0.83690	0.86090	1.03720
Average	1.06558	0.92364	0.89534	0.94600	1.13236
Period Ended	1.00240	0.93890	0.89040	1.04940	1.26135

	Years Ended December 31,

	1999	2000	2001	2002	2003

	(EUR = US$ 1.00)
High	0.99860	1.20671	1.19489	1.16158	0.96413
Low	0.84753	0.96628	1.05075	0.95293	0.79280
Average	0.93845	1.08267	1.11689	1.05708	0.88311
Period Ended	0.99761	1.06508	1.12309	0.95293	0.79280

     Source: WM/Reuters

     On February 5, 2004, the WM/Reuters US$/EUR Exchange Rate, was EUR 1.00 = US$ 1.26015.

4.   Fairness Opinion Provided by Goldman Sachs

      Goldman Sachs has rendered its opinion to the Company’s Management Board that, as of February 3, 2004 and based upon and subject to the factors and assumptions set forth therein, the EUR 32.50 per Celanese Share in cash, without interest, to be received by the holders of Celanese Shares in the Offer is fair from a financial point of view to such holders, other than Kuwait Petroleum Corporation, which Goldman Sachs understands owns 29.2% of the Celanese Shares and as to which Goldman Sachs expressed no opinion.

      The full text of the written opinion of Goldman Sachs, dated February 3, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit 1. The Company’s shareholders should read the opinion and the following description in its entirety. Goldman Sachs has provided its opinion for the information and assistance of the Company’s Management Board in connection with its consideration of the Offer, and the Goldman Sachs opinion does not constitute a recommendation as to whether or not any holder of Celanese Shares should tender such Celanese Shares in connection with the Offer. The Goldman Sachs opinion also is not and should not be considered a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of the German corporate law, and an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. Furthermore, Goldman Sachs has not expressed any view as to whether the terms of the Offer comply with the requirements of the Takeover Act.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Offer Document and the Schedule TO filed by the Bidder with the SEC on February 2, 2004;

•	annual reports to shareholders and Annual Reports on Form 20-F of the Company for the four years ended December 31, 2002;

•	the demerger report of Hoechst AG and the Company, dated June 1999;

•	the Company’s Registration Statement on Form F-1, including the Prospectus contained therein dated October 25, 1999;

•	certain interim reports to shareholders of the Company, including the latest interim report for the period of January 1, 2003 to September 30, 2003;

•	certain other communications from the Company to its shareholders;

•	certain internal financial analyses and forecasts for the Company, including, but not limited to, (i) the draft selected financial information for the year ended December 31, 2003, dated January 24, 2004, and (ii) the long-term financial forecasts, dated December 6, 2002, prepared by the Company’s management for the years ended December 31, 2003 through 2007, which have been superseded by (x) the medium-term financial forecasts prepared by the Company’s management for the years ended December 31, 2003 through 2005 (which have been updated regularly, most recently as of November 28, 2003), and (y) the long-term financial forecasts for the years ended December 31, 2006 through 2008 which have been approved by the Company’s management for use in connection with Goldman Sachs’ opinion ((x) in its current version and (y) together, the “Celanese Forecasts”);

•	Blackstone’s financial projections for the Company, dated September 10, 2003 and December 7, 2003; and

•	certain reports and financial forecasts for the Company published by equity research analysts.

      Goldman Sachs also held various discussions with members of the senior management of the Company regarding their assessment of the Company’s past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Celanese Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the chemicals industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the Company’s consent, that the Celanese Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative, off-balance-sheet, goodwill, pension or environmental assets or liabilities) of the Company or any of its subsidiaries, and no such evaluation or appraisal was furnished to Goldman Sachs.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 30, 2004 and is not necessarily indicative of current market conditions.

      Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the Celanese Shares for the period from October 25, 1999, the day of the demerger of the Company from Hoechst AG, until January 30, 2004. In addition, Goldman Sachs compared the evolution of the market price of the Celanese Shares and the market prices of the shares of the companies listed under “Selected Companies Analysis”, below, which are based in Europe, of a weighted index of the shares of certain companies which are based in the United States, and of the DAX-30 index. For the period from January 1, 2003 to December 15, 2003, the day before the Bidder publicly announced its decision to make the Offer, the percentage change in the market price of the Celanese Shares was calculated as +39.0%, compared with a range from a high of +34.0% to a low of -56.8%. For the period from January 1, 2003 to January 30, 2004, the percentage change in the market price of the Celanese Shares was calculated as +54.4%, compared with a range from a high of +40.3% to a low of –51.2%.

      Offer Premiums Analysis. Goldman Sachs analyzed the consideration to be received by holders of the Celanese Shares in the Offer in relation to (i) the market price of the Celanese Shares as of December 15, 2003, (ii) the three-month average, the six-month average and the twelve-month average market prices of the Celanese Shares, in each case for periods up until December 15, 2003, (iii) the average market price of the Celanese Shares from the demerger of the Company from Hoechst AG on October 25, 1999 until December 15, 2003 and (iv) the all-time high closing market price of the Celanese Shares for the period up until December 15, 2003 on September 19, 2003.

      This analysis indicated that the price per Celanese Share to be paid to holders of the Celanese Shares in the Offer represented:

•	a premium of 11.3% based on the market price as of December 15, 2003 of EUR 29.19 per Celanese Share;

•	a premium of 13.4% based on the three-month average market price of EUR 28.65 per Celanese Share;

•	a premium of 22.3% based on the six-month average market price of EUR 26.57 per Celanese Share;

•	a premium of 42.2% based on the twelve-month average market price of EUR 22.85 per Celanese Share;

•	a premium of 52.7% based on the average market price since the demerger of the Company from Hoechst AG of EUR 21.28 per Celanese Share; and

•	a premium of 1.9% based on the all-time high closing market price of EUR 31.88 per Celanese Share.

      Selected Companies Analysis. Goldman Sachs compared the transaction multiple implied in the consideration to be paid in the Offer to the public market multiples for the following publicly traded companies in the chemicals industry:

•	BASF Aktiengesellschaft;

•	Koninklijke DSM N.V.;

•	Rhodia S.A.; and

•	Solvay S.A.

      Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

      The multiple for the Company was calculated using the offer price of EUR 32.50 per Celanese Share and was based on information obtained from the most recent publicly available information and from the Company’s management, including the Celanese Forecasts. With respect to the selected companies, the multiples were calculated using share prices as of January 30, 2004 and information from the most recent publicly available information. With respect to the Company and the selected companies, Goldman Sachs calculated the enterprise value, which is the market value of equity as adjusted to take account for, among others, net financial debt and unfunded pension, post-retirement medical benefit and similar obligations, as a multiple of adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest twelve months.

      The results of these analyses are summarized as follows:

	Selected	Comparable Offer
	Companies	Multiple

Enterprise Value as a Multiple of LTM EBITDA	5.2-6.9x	6.4x

      Goldman Sachs also considered the public market multiples for selected U.S. chemical companies. These selected U.S. companies trade currently at a significant premium to the selected European chemical companies.

      Research Analyst Target Prices. Goldman Sachs reviewed target prices relating to the Company from 21 research analysts from the Company’s results announcement for the second quarter of the year 2003 on July 29, 2003 to December 15, 2003. 14 analysts indicated that the Company’s target price was less than or equal to EUR 32.50, and 7 analysts indicated that Company’s target price was greater than EUR 32.50.

      Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on the Company based on the unlevered free cash flows for the years 2004 through 2008, adjusted to take into account for, among others, the Company’s unfunded pension, post-retirement medical benefit and similar obligations and calculated from the Celanese Forecasts, discounted to January 1, 2004 using discount rates ranging from 7.5% to 10.5%, and using a terminal value calculated as a multiple of the Company’s normalized EBITDA of EUR 563 million, as per the Celanese Forecasts, with multiples ranging from 4.0x normalized EBITDA to 6.0x normalized EBITDA. Based upon the foregoing, Goldman Sachs calculated a range for the implied value per Celanese Share from EUR 23.4 to EUR 44.9.

      Goldman Sachs also performed, with respect to the discounted cash flow analysis, a sensitivity analysis for various levels of normalized EBITDA used for the calculation of the terminal value. Using the same range of discount rates as described above, Goldman Sachs applied positive and negative changes of up to EUR 100 million to the normalized EBITDA used for the calculation of the terminal value, resulting in a range for the implied value per Celanese Share from EUR 21.8 to EUR 38.6 using a multiple of 4.5x normalized EBITDA to calculate the terminal value, and from EUR 24.8 to EUR 43.3 using a multiple of 5.0x normalized EBITDA.

      Selected Transactions Analysis. Goldman Sachs compared the transaction multiple implied in the consideration to be paid in the Offer to the transaction multiples of the following selected transactions in the chemicals industry:

•	Acetex acquisition of AT Plastics;

•	Soros Private Equity Partners acquisition of PolymerLatex;

•	DSM acquisition of Roche’s vitamins and fine chemicals business;

•	Sabic acquisition of DSM Petrochemicals;

•	Permira and Goldman Sachs Capital Partners acquisition of Cognis;

•	Sydsvenska Kemi acquisition of Perstorp;

•	Sasol acquisition of Condea;

•	AEA Investors, DLJ Merchant Banking Partners and DB Capital Partners acquisition of the Performance Materials Division of BFGoodrich;

•	Sunoco acquisition of Aristech;

•	Eastman Chemical acquisition of McWhorter;

•	Chevron joint venture with Phillips Petroleum in petrochemicals;

•	Industri Kapital acquisition of Neste Chemicals;

•	Dow Chemical acquisition of Union Carbide; and

•	Huntsman acquisition of Polyurethane, titanium dioxide and selected petrochemical businesses of ICI.

      For each of the selected transactions, Goldman Sachs calculated the enterprise value as a multiple of the EBITDA for the latest twelve months prior to announcement, based on publicly available information. The following table presents the results of this analysis:

Comparable Offer
	Selected Transactions	Multiple

Enterprise Value as a Multiple of LTM EBITDA	5.0-11.0x	6.4x

      Goldman Sachs also analyzed certain information relating to the premia paid in selected transactions, including cash transactions in Germany where the acquirer was a financial sponsor and where the acquirer was a strategic buyer.

      The following table summarizes the results of this analysis:

Type of Transaction (Number of Transactions Reviewed)	Type of Premium*	Range

Cash Transactions in Germany with Financial Sponsor (9 Transactions)	Premium to Prior Day	0-31%
	Premium to Three-Month Average	0-38%
Cash Transactions in Germany with Strategic Buyer (8 Transactions)	Premium to Prior Day	7-32%
	Premium to Three-Month Average	9-39%

*	Reference day and periods relate to periods of undisturbed share prices of the targets prior to announcement.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

      Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Company’s Management Board as to the fairness from a financial point of view of the EUR 32.50 per Celanese Share in cash, without interest, to be received by the holders of Celanese Shares in the Offer. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Goldman Sachs also noted that, (i) at the request of the Management Board of the Company, the financing structure of the Bidder and Blackstone includes a pre-funding, upon consummation of the Offer, of US$462.5 million of existing pension obligations of the Company and certain of its subsidiaries, and (ii) the Offer Document states that certain management shareholders may be designated to participate in a management incentive program that Blackstone and the Bidder may implement if and when they have acquired full ownership of Celanese AG, in each case as to which Goldman Sachs expressed no opinion. The Goldman Sachs opinion is not and should not be considered a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of German corporate law, and an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. Furthermore, Goldman Sachs has not expressed any view as to whether the terms of the

Offer comply with the requirements of the Takeover Act. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

      As described in Section XII. 2, Goldman Sachs’ opinion to the Company’s Management Board was one of many factors taken into consideration by the Company’s Management Board in making its determination to recommend the Offer to the holders of Celanese Shares. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Exhibit 1.

      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Offer. Goldman Sachs and its affiliates have also provided, and are currently providing, certain investment banking and other services to the Company from time to time, including, among others, having acted as underwriter in two municipal bond offerings for CNA Holdings Inc., an indirect wholly owned subsidiary of Celanese AG, in April 2002 and currently acting as U.S. commercial paper dealer for Celanese Americas Corp. In addition, Kendrick R. Wilson III, a Managing Director of Goldman, Sachs & Co., is a member of the Company’s Supervisory Board.

      Goldman Sachs and its affiliates also provided from time to time, and is currently providing, certain investment banking services to The Blackstone Group, including, among others:

•	having acted as financial advisor to a consortium of entities including The Blackstone Group in connection with the consortium’s acquisition of Houghton Mifflin Inc. in December 2002 and having participated in certain related acquisition financings;

•	having acted as underwriter in the initial public offering in April 2002, the follow-on offering in January 2003 and the high-yield bond offering in January 2003 for The Blackstone Group’s portfolio company Premcor Inc.;

•	having acted as financial advisor to and co-investor in a consortium of entities including The Blackstone Group in connection with the consortium’s acquisition of Ondeo Nalco in November 2003 and having participated in certain related acquisition financings;

•	having acted as joint bookrunning manager in the initial public offering for The Blackstone Group’s portfolio company Aspen Insurance Holdings Limited in December 2003;

•	currently acting as underwriter in the initial public offering of The Blackstone Group’s portfolio company TRW Automotive Holdings Corp.; and

•	currently acting as financial advisor on the pending divestiture of the railroad and related holdings of The Blackstone Group’s portfolio company Great Lakes Transportation LLC.

      Goldman Sachs and its affiliates also may provide investment banking services to the Company and The Blackstone Group in the future.

      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman Sachs may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates of The Blackstone Group for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. As of the date hereof, Goldman Sachs’ Private Equity Group, which is a part of its Investment Management Division, is a minority limited partnership participant in Blackstone Capital Partners III Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners III L.P.

      Pursuant to a letter agreement dated December 15, 2003, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Offer. The Company’s Management Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to the terms of the Goldman Sachs Engagement Letter, the Company has agreed to pay Goldman Sachs an Advisory Fee and a discretionary Bonus Fee payable upon expiration of the Acceptance Period and any Subsequent Acceptance Period and consummation of the transaction, and the potential liability of Goldman Sachs in respect of its engagement by the Company has been limited, each as described in Section IV.1 of this Reasoned Opinion. In addition, the Company has agreed to reimburse Goldman Sachs for its reasonable expenses and to indemnify Goldman Sachs and related persons against various liabilities.

VII. OBJECTIVES PURSUED BY THE BIDDER AND EFFECTS ON CELANESE AG

1.   Future Business Activities, Assets, and Obligations of Celanese AG

      The Bidder and Blackstone have outlined their strategy with regard to future business activities, assets and obligations of Celanese AG in the Offer Document (see Section IV.2.(a) of the Offer Document, “Background and Objective of the Offer – General Background of the Offer – Future Business Activities, Assets and Obligations of Celanese AG”). The Management Board notes that the Bidder and Blackstone have stated that they intend to support management of Celanese AG in its strategy and in pursuing attractive growth opportunities for Celanese AG.

With regard to specific objectives and intentions, the Management Board especially notes that the Bidder and Blackstone have stated that they:

•	support the strategic and restructuring initiatives that current management has embarked upon and intend to support and, together with management of Celanese AG, to continue these;

•	at present do not plan to close or relocate substantial business units or manufacturing plants of Celanese AG and its subsidiaries or to sell substantial assets of Celanese AG and subsidiaries to third parties except as discussed in the Offer Document or as part of Celanese AG’s ongoing consolidation and divestiture program;

•	consider the Acetyl Products segment as attractive with significant opportunity to expand through further downstream integration;

•	view Ticona as an attractive segment undergoing a restructuring process within selected product lines nonetheless well positioned to take advantage of an economic recovery and intend to strengthen the polyacetal and ultra high molecular weight polyethylene market positions and support ongoing restructuring plans in the Ticona segment;

•	will consider additional equity investments into Celanese AG to facilitate acquisitions in the Acetyl Products and Ticona segments in addition to necessary capital projects;

•	concur with management of Celanese AG that the Acetate products business should be managed for cash-flow generation while positioning itself for success in China and Eastern Europe;

•	support restructuring efforts within the Chemical Intermediates segment, including the sale of the Acrylates business;

•	believe that management of Celanese AG is following a prudent course in reviewing alternatives for the Nutrinova segment, including joint ventures or a partial or full sale;

•	have arranged a capital structure for Celanese AG that provides for sufficient excess liquidity and flexibility to implement Celanese AG’s strategy (see Section VII. 4);

•	intend to work together with the current Management Board (see Section IV. 2(b) of the Offer Document, “Background and Objective of the Offer – Intentions of the Bidder with regard to Celanese AG – Management Board and Supervisory Board of Celanese AG”);

•	have expressed their intentions to maintain management’s historically good and cooperative relations with employees and their representative bodies (see Section VIII. 1); and

•	have arranged for financing, which would be available immediately following the consummation of the Offer, for the prefunding of approximately US$ 462.5 million of existing pension obligations of Celanese AG and certain of its subsidiaries (see Sections VIII. 1 and VIII. 3).

However, the Bidder and Blackstone have also stated that they, following the consummation of the Offer, in consultation with the Management Board, expect to review Celanese AG and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine, what changes, if any, would be desirable. As a result of this review or in light of future developments, according to the Offer Document, the Bidder and Blackstone may reconsider then their current intentions and views and may make any changes that they deem necessary or appropriate with respect to Celanese AG, to the extent permitted by law (with regard to the legal terms and conditions under which the Bidder and Blackstone may exercise their influence on Celanese AG, see below Section VII. 3).

2.   Registered Office of Celanese AG

      The Bidder and Blackstone have stated in the Offer Document that they do not currently intend to change the registered office of Celanese AG. With respect to the locations of principal parts of Celanese AG’s business (Standort wesentlicher Unternehmensteile), the Bidder and Blackstone have stated that they currently have no specific plans with regard thereto. However, the Bidder and Blackstone have stated that they intend that a U.S. corporation will ultimately become the parent company of Celanese AG (see for more details Section IV. 2.(f) of the Offer Document, “Background and Objective of the Offer – General Background of the Offer – Transfer of Celanese Americas Corporation”).

3.   Structural Measures

      The Management Board of Celanese AG is required to manage the Company on its own responsibility. Especially, as long as no domination agreement is in place between the Bidder and Celanese AG, the Bidder, pursuant to the German Stock Corporation Act (Aktiengesetz), is not entitled to issue instructions to the Management Board of Celanese AG. In the absence of a domination agreement, the Bidder may, therefore, not exercise its influence to cause Celanese AG to undertake a disadvantageous transaction or to undertake, or refrain from undertaking, to the detriment of the Company, any action, unless any disadvantage is compensated.

      However, according to the Offer Document, the Bidder expects to own 85% or more of the registered statutory share capital of Celanese AG carrying voting rights after consummation of the Offer. The Bidder and Blackstone have expressed their intention to ask Celanese AG’s shareholders’ meeting (Hauptversammlung), following the consummation of the Offer, to approve some or all of certain structural measures as follows:

•	A domination and profit- and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into between the Bidder as dominating party and Celanese AG as dominated company. Pursuant to such agreement, the Bidder will be entitled to direct the management of Celanese AG and to receive all profits of Celanese AG. Remaining shareholders of Celanese AG will lose their right to dividends, other than the guaranteed dividend prescribed by law.

•	A delisting of the Celanese Shares from the NYSE. The Bidder and Blackstone are required to use commercially reasonable best efforts to effect this delisting as promptly as possible following the consummation of the Offer (see Section IV. 2(d)(ii) of the Offer Document, “Background and Objective of the Offer – Intentions of the Bidder with regard to Celanese AG – Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion”).

•	A revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange.

•	A termination of the registration of the Celanese Shares under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), if permitted under applicable law.

•	The transfer of the Celanese Shares of the then outstanding minority shareholders of Celanese AG to the Bidder in exchange for fair cash compensation pursuant to §§ 327a pp. of the German Stock Corporation Act (Aktiengesetz) (“Squeeze-out”) if, following the consummation of the Offer or at a later point in time, the Bidder owns Celanese Shares that represent 95% or more of the Celanese Shares.

•	Alternatively to a Squeeze-out, a conversion of Celanese AG from its current legal form of a stock corporation into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz).

      Under all these scenarios the Bidder (or, in the event of a delisting from the Frankfurt Stock Exchange, the Bidder or Celanese AG) must offer the then outstanding minority shareholders of Celanese AG fair cash compensation in exchange for their Celanese Shares or, in the case of a conversion, their equity interest in the entity that results from the conversion.

      The fair cash compensation to be paid is in each case on the basis of the value of the enterprise of Celanese AG, assessed in accordance with applicable German legal requirements, as of the date of the applicable resolution of Celanese AG’s shareholders’ meeting, and, except in the case of a delisting from the Frankfurt Stock Exchange, examined by one or more duly qualified auditors chosen and appointed by the court.

      The fair cash compensation could be equal to the Offer Price of EUR 32.50 per Celanese Share, but could also be higher or lower. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than current exchange rates and may therefore affect the value of such fair cash compensation. Furthermore, the fair cash compensation is subject to review by the court in award proceedings (Spruchverfahren). Such compensation payments may after review by the court in award proceedings be higher or lower than the consideration offered by the Bidder in the Offer.

      For more details with regard to the aforementioned measures see Section IV.2(d) of the Offer Document, “Background and Objective of the Offer – Intentions of the Bidder with Regard to Celanese AG – Domination and Profit and Loss Transfer Agreement, Delisting, Squeeze-Out, Conversion”.

      In addition, the Bidder and Blackstone have expressed their intention:

•	to effect, following the consummation of the Offer and the implementation of a domination agreement between the Bidder and Celanese AG, the transfer of the shares of Celanese Americas Corporation (“CAC”), an indirect wholly-owned subsidiary of Celanese AG, to BCP Luxembourg. CAC is one of the significant subsidiaries of Celanese AG. In North America, many of the businesses are consolidated under CAC which, through its wholly-owned subsidiary, CNA Holdings, Inc., directly or indirectly owns Celanese AG’s North American operating companies (see Celanese AG’s Annual Report on Form 20-F, Item 4 “Information on the Company – Organizational Structure”). Upon consummation of such transaction BCP Luxembourg would own 100% of the equity of CAC and, through such ownership, all of the equity of CAC in its subsidiaries.

•	to be represented after consummation of the Offer on Celanese AG’s Supervisory Board by six shareholder representatives.

4.   Financing of the Offer and Future Financial Flexibility

      The Bidder and Blackstone have arranged a capital structure for Celanese AG that provides for sufficient excess liquidity and flexibility to implement Celanese AG’s strategy (see Section IV.2(c) of the Offer Document, “Background and Objective of the Offer – General Background of the Offer – Registered Offices of Celanese AG, Location of Principal Parts of the Business, Employees of Celanese AG and their Representatives”).

      The Management Board has reviewed the Offer Document and also the definitive commitments to finance 100% of the debt of the transaction by Morgan Stanley Senior Funding Inc. (“Morgan Stanley Inc.”), Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (together “Deutsche Bank”) as outlined in the commitment letters which were attached as Exhibits to the Blackstone Proposal Letter (the “Commitment Letters”) and which were filed by the Bidder with the SEC on December 24, 2003. These Commitment Letters are available on the internet at the Bidder’s web site http://www.tbg-cag.de and also at the web site of the SEC http://www.sec.gov. At the request of the Bidder and Blackstone, the Company has been assisting in the process of syndicating the debt financing committed to by Morgan Stanley and Deutsche Bank to a broader group of banks.

      According to the Offer Document and the Commitment Letters, the Bidder and Blackstone have arranged a debt financing package of EUR 2,180 million and in addition Blackstone will provide equity of EUR 690 million. This is sufficient to finance the acquisition of all Celanese Shares, to refinance all the existing debt of the Company and to finance the prefunding of approximately US$ 462.5 million of existing pension obligations of Celanese AG and certain of its subsidiaries. Due to the higher financial leverage of the new Celanese group, the rating is expected to be lower than today (potentially below investment grade) and the interest costs will be substantially higher. The terms and conditions of the new loan agreement are expected to be more restrictive and the interest rates of the financing are expected to be higher than the Company’s current debt financing. This is expected to have a negative impact on the new group’s interest expenses.

      In addition to the aforementioned debt and equity financing, Blackstone has arranged a revolving credit facility of up to EUR 400 million, which will provide sufficient liquidity for the Company’s ongoing financing needs and smaller acquisitions. Furthermore, the Bidder and Blackstone have indicated that they are prepared to inject additional equity into the Company to facilitate acquisitions which cannot be covered from the existing credit facilities (for more information see Section VI of the Offer Document, “Financing of the Offer”).

5.   Dividends

      Celanese AG paid out a dividend of EUR 0.44 per Celanese Share (fiscal year 2002), and EUR 0.40 per Celanese Share (fiscal year 2000). Due to a shortfall in Celanese AG’s unappropriated retained earnings (Bilanzgewinn) no dividend was distributed to shareholders for the fiscal year 2001. The Bidder has stated in the Offer Document that, following a successful consummation of the Offer, it intends to prevent, to the extent permitted by law, any dividend on the Celanese Shares for the fiscal year ended 2003 from being distributed to the Celanese AG shareholders.

      Therefore, shareholders of Celanese AG who do not tender their Celanese Shares should not expect to receive more than the statutory minimum dividend in the shareholders’ meeting on June 15, 2004, amounting to approximately EUR 0.11 per share.

6.   Tax Consequences for Celanese AG

      The consummation of the Offer and some of the Bidder’s and Blackstone’s intended structural measures following the consummation of the Offer may have a significant negative impact on Celanese AG’s future tax position and may result in an increased effective tax rate. A significant portion of Celanese Group’s deferred tax assets under US GAAP relate to U.S. and German net operating loss carryforwards.

      Under the U.S. tax rules, a change in ownership of more than 50% results in an annual limitation on the future utilization of the loss carryforwards for CAC. The limitation is calculated by multiplying the fair market value of the shares of CAC by an IRS published long term tax exempt interest rate. At this time management lacks sufficient information to provide a reasonable estimate of what the limitation will be and how much of the U.S. loss carryforward may expire unutilized, although it is possible that the entire U.S. loss carryforward could be lost.

      Under the German tax rules, the proposed profit and loss transfer agreement between the Bidder and Celanese AG would prevent further use of Celanese AG’s loss carryforward as long as the profit and loss transfer agreement remained effective. Due to this indefinite suspension it is possible that the respective deferred tax asset would have to be written off.

      In the event that the Bidder, after consummation of the Offer or at a later point in time, owns 95% or more of the Celanese Shares, real property transfer tax will arise in an amount of approximately EUR 1.2 million. This tax is caused by the indirect transfer of limited partners’ interests in InfraServ GmbH & Co. Kelsterbach KG and would be a tax liability of that company.

VIII. EFFECTS ON EMPLOYEES OF CELANESE AG AND THEIR REPRESENTATIVE BODIES

1.   General Remarks

      The Bidder and Blackstone have expressed their intentions with regard to employees and their representative bodies in the Offer Document. The Management Board notes that the Bidder and Blackstone have stated that they:

•	are interested in advancing the know-how and experience of the employees of Celanese AG and intend to focus on continuing Celanese AG’s positive labor relations and fostering a constructive dialogue with all of Celanese AG’s constituencies;

•	intend to implement personnel measures in good faith and on a basis which maintains management’s historically good and cooperative relations with the employee representatives of Celanese AG, should they become necessary;

•	recognize the employee base as a vital part of Celanese AG and are aware of Celanese AG’s existing pension and other post-retirement and medical benefit obligations to present and former employees and intend to enable Celanese AG to maintain pension and post-retirement and medical benefits with respect to present and former employees that are substantially similar to Celanese AG’s existing pension and other post-retirement and medical benefits, which, however, shall not prejudice Celanese AG’s rights or the future right of the Bidder and Blackstone to change these plans and programs;

•	have arranged for financing, which would be available immediately following the consummation of the Offer, for the prefunding of approximately US$ 462.5 million of existing pension obligations of Celanese AG and certain of its subsidiaries; and

•	intend to maintain and continuously develop an attractive and competitive framework to retain and attract a world-class employee base.

      The Bidder and Blackstone have expressed in the Offer Document that neither Blackstone nor the Bidder currently has specific plans with regard to Celanese AG’s employees or their representatives, or material amendments to the terms of their employment.

2.   Effects on Employment Contracts and Terms of Employment

      The employees’ employment contracts will remain unaffected by the consummation of the Offer. The employment contracts will continue to be effective with the same employer (there being no transfer of business). The provisions of the employment contracts of the employees in Germany and abroad will remain unchanged; this also applies, in particular, to those German employees with whom old-age part-time contracts (Altersteilszeitvereinbarungen) and early retirement programs (Vorruhestandsregelungen) have been concluded.

      With regard to the application of German collective labor agreements, whether directly applicable or by contractual incorporation, no changes will be brought about by the consummation of the Offer. The German works agreements concluded with the local works councils (örtliche Betriebsräte), the central works councils (Gesamtbetriebsräte) and the combined works council (Konzernbetriebsrat), such as the pension schemes, bonus agreements and all other works regulations, will remain in effect under collective labor laws. Celanese AG and its subsidiaries, also after the consummation of the Offer, will – subject to German co-determination rules – have at their disposal the same contractual alteration rights (Gestaltungsrechte) with regard to works agreements as are currently available.

3.   Effects on Pensions and Other Post-Retirement and Medical Benefits

      The Bidder and Blackstone have stated in the Offer Document that they intend to enable Celanese AG to maintain pension and post-retirement and medical benefits with respect to present and former employees that are substantially similar to Celanese AG’s existing pension and other post-retirement benefits. However, this shall not prejudice Celanese AG’s rights or the future right of the Bidder and Blackstone to change these plans and programs. In addition, the Bidder and Blackstone have arranged for financing, which would be available immediately following the consummation of the Offer, for the prefunding of approximately US$ 462.5 million of existing pension obligations of Celanese AG and certain of its subsidiaries.

      The Pension Benefit Guaranty Corporation (the “PBGC”), a corporation created under Title IV of the U.S. Employee Retirement Income Security Act of 1974 (ERISA) to protect and guarantee payment of certain employee pension benefits as defined by statute, informed the Company in a letter dated December 22, 2003 that it would examine the Offer to determine the impact that the transaction would have on the Celanese Americas Corporation Retirement Pension Plan (the “Plan”). The Plan is a qualified plan under the U.S. Internal Revenue Code covering certain active and former employees of CAC and its subsidiaries. The PBGC can utilize various means to protect such qualified plans if it finds a transaction such as the Offer leaves the Plan at greater risk. The Company has provided the PBGC with information with respect to the current funding status of the Plan (including the contributions made above the minimum required over the last five years) and will be reviewing with the PBGC the arrangement, agreed to as part of the transaction, for the prefunding of approximately US$ 462.5 million of existing pension obligations of Celanese AG and certain of its subsidiaries (including a significant portion to fund the Plan).

4.   Effects on Existing Stock Option Plans and Stock Appreciation Rights

      Following a change in control of Celanese AG, the stock appreciation rights can be exercised during a period of six months irrespective of whether Celanese AG’s share price has outperformed the median of a peer group. The plan documents governing the stock options do not contain any provisions dealing with a change in control of Celanese AG (see Section III.5). Therefore, the legal terms of the stock options will not be affected by a successful consummation of the Offer. However, the influence of a successful consummation of the Offer on the trading volume of Celanese Shares at the stock exchange and the resulting share price cannot be predicted. Furthermore, measures that the Bidder may implement after consummation of the Offer may also negatively affect the Company’s long term incentive plans (see Section III.5). The Management Board will take these issues into account when deciding the appropriate form for continuation of the Company’s long term incentive programs.

5.   Effects on Employee Representative Bodies

      The Supervisory Board of Celanese AG, which was constituted in accordance with the German Co-Determination Act of 1976 (hereinafter, the “Co-Determination Act”), will remain unaffected by the consummation of the Offer, as long as Celanese AG continues to employ more than 2000 employees. The employees of the German subsidiaries of Celanese AG, for the purposes of the Co-Determination Act, will remain employees of Celanese AG within the meaning of § 5 of the Co-Determination Act as long as the Management Board of Celanese AG retains independent management powers with regard to such subsidiaries.

      The existing works councils and central works councils of Celanese AG and its subsidiaries will remain unaffected by the consummation of the Offer. At present, no specific measures that may lead to any changes in this regard are evident to the Management Board. The existing combined works council of Celanese AG and its subsidiaries will also remain unaffected by the consummation of the Offer.

6.   Statement by the Combined and Central Works Councils of Celanese AG

      The Management Board submitted the Bidder’s Offer Document to the combined works council (Konzernbetriebsrat) and to the central works council (Gesamtbetriebsrat). The combined works council and the central works council on February 5, 2004 submitted a joint statement to the Management Board. The joint statement by the combined works council and the central works council is attached to this Reasoned Opinion as Exhibit 2.

IX. EFFECTS ON THE SHAREHOLDERS OF CELANESE AG

      The following information is to assist the shareholders of Celanese AG in assessing the consequences of acceptance or non-acceptance of the Offer. The information set out below sets forth factors that the Management Board believes may be relevant to such assessment, but does not purport to be a complete list of all factors that a shareholder may deem relevant. Shareholders of Celanese AG must make their own judgments in evaluating the consequences of acceptance or non-acceptance of the Offer in the light of their own individual circumstances. In this regard, the Management Board recommends that Celanese AG shareholders consult their own financial, legal and tax advisors.

      In addition, the Management Board points out that it does not, and is unable to, provide an assessment as to the tax consequences for any individual shareholder including whether, due to an acceptance or non-acceptance of the Offer, Celanese AG shareholders may suffer tax losses (in particular with regard to capital gains tax) or lost tax gains. The Management Board recommends that shareholders, prior to taking a decision as to whether to accept or not to accept the Offer, obtain professional tax advice as to their individual tax positions.

1.   Possible Adverse Effects for Shareholders Accepting the Offer

      Those Celanese AG shareholders who accept the Offer will cease to be shareholders of Celanese AG. They should, however, take the following into account:

•	Those shareholders who accept the Offer will no longer profit from any favorable development in the Company’s business or any favorable price performance of the Celanese Shares.

•	The consummation of the Offer and the payment of the Offer Price are subject to the fulfillment of the conditions precedent to which the Offer is subject. There is also the possibility of a failure to fulfill the conditions precedent, which would result in the Offer not being consummated if they are not waived by the Bidder. This could have an adverse effect on the Celanese AG Share price.

•	Under the terms of the Offer Document the Bidder will have the right to receive all dividends for the tendered Celanese Shares as from January 1, 2003.

•	Trading of the tendered Celanese Shares submitted for sale on the Frankfurt Stock Exchange will begin as of the second banking day in Frankfurt am Main following the beginning of the Acceptance Period and will cease upon the expiration of the Acceptance Period. The trading volume in tendered Celanese Shares could be low, which could result in substantial fluctuations in the trading price of the tendered Celanese Shares. No trading on an “as tendered” basis will occur on the NYSE. Celanese Shares that are tendered during the Subsequent Acceptance Period will not be eligible for trading “as tendered”.

•	Unrestricted rights to withdraw Celanese Shares tendered in the Offer is possible only until the end of the Acceptance Period.

•	In the event that the Bidder, any parties acting jointly with it or their subsidiaries, within one year after the publication of the number of voting rights due to them after the expiration of the Acceptance Period (§ 23 (1) sentence 1 no. 2 of the Takeover Act), acquire Celanese Shares outside the Frankfurt or New York stock exchanges and a consideration is granted or agreed therefor which, in terms of value, is higher than the consideration offered in the Offer, then the Bidder shall be obliged to pay to those shareholders who accepted the Offer a consideration equal to the relevant difference (the “Subsequent Improvement”). After the first anniversary of the publication pursuant to § 23 (1) sentence 1 no. 2 of the Takeover Act, however, those former Celanese AG shareholders who accepted the Offer will no longer have a claim as to any such Subsequent Improvement if the Bidder, Blackstone or any other member of The Blackstone Group acquires Celanese Shares at a higher price than that offered in the Offer.

•	Those Celanese shareholders who accept the Offer will not participate in any compensation payments of any type, which may be payable by law (or due to the interpretation of the law prescribed by the consistent practice of the courts) in the event of certain structural measures that may be implemented after the consummation of the Offer (in particular the conclusion of a domination agreement, a delisting, a squeeze-out or conversion). Such compensation payments are generally to be determined in accordance with the overall value of the relevant company and are subject to review by the court in award proceedings (Spruchverfahren). Such compensation payments may be higher or lower than the consideration offered by the Bidder in the Offer. Tendering shareholders are not entitled to such compensation payments nor to any additional payments if the compensation payment is above the price that tendering shareholders received in the Offer.

2.   Possible Adverse Effects for Shareholders Not Accepting the Offer

      Those Celanese AG shareholders who do not accept the Offer will remain shareholders of Celanese AG. They should, however, take the following into account:

•	As described in Section IV.2(d) of the Offer Document, “Background and Objective of the Offer – Intentions of the Bidder with Regard to Celanese AG – Domination and Profit- and Loss Transfer Agreement, Delisting, Squeeze-out, Conversion,” following the consummation of the Offer:

—	the Bidder intends to enter into a domination and profit and loss transfer agreement with Celanese AG, pursuant to which, among other things, the Bidder will be entitled to direct the management of Celanese AG and to receive all profits of Celanese AG, and remaining minority shareholders of Celanese AG will lose the right to receive dividends, other than the guaranteed dividend;

—	the Bidder intends to seek a delisting of the Celanese Shares from the NYSE and may consider applying for a revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange. If the Celanese Shares are delisted from both the NYSE and the Frankfurt Stock Exchange, there will be no public trading market for the Celanese Shares;

—	if the Bidder owns Celanese Shares that represent 95% or more of the Celanese Shares, it intends to effect a squeeze-out; and

—	the Bidder might consider, as an alternative to a squeeze-out converting Celanese AG from its current legal form of a stock corporation into a limited partnership or a German limited liability company. If Celanese AG is converted into a limited partnership or a German limited liability company, there will be no public trading market for the shares in the limited partnership or the limited liability company.

•	Even if the Celanese Shares remain listed on the NYSE and/or the Frankfurt Stock Exchange, the purchase of Celanese Shares in the Offer would substantially reduce the number of Celanese shareholders, and the number of Celanese Shares which are still in the hands of the public after the consummation of the Offer may be so small that there will no longer be an active, or even any, public trading market for the Celanese Shares. This could result in sale or purchase orders not being able to be fulfilled or not being able to be fulfilled in a timely manner. Furthermore, the decreased liquidity of the Celanese Shares could lead to lower market prices and greater fluctuations of the share price than in the past. If the Celanese Shares are delisted from both the NYSE and the Frankfurt Stock Exchange, there will be no public trading market for the Celanese Shares.

•	As described in Section IV.2(g) of the Offer Document, “Background and Objective of the Offer – Intentions of the Bidder with Regard to Celanese AG – Dividend,” the Bidder and Blackstone expect that the Offer will be consummated, and the Bidder will have acquired title to all Celanese Shares acquired thereunder and be registered in Celanese AG’s share register as the shareholder of all Celanese Shares acquired thereunder, prior to Celanese AG’s annual shareholders’ meeting. In that event – as stated in the Offer Document – the Bidder intends to exercise its voting rights in the annual shareholders’ meeting of Celanese AG to prevent, to the extent permitted by law, any dividend on the Celanese Shares for Celanese AG’s fiscal year ended on December 31, 2003 from being resolved upon.

•	The Celanese Shares are currently “margin securities” as such term is defined under the rules of the Board of Governors of the U.S. Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the Celanese Shares are no longer listed on the NYSE or another U.S. national securities exchange, they will no longer constitute “margin securities” for the purposes of the margin regulations of the Board of Governors of the U.S. Federal Reserve System, in which event the Celanese Shares could no longer be used as collateral for loans made by brokers in the U.S.

•	The Celanese Shares are currently a component of the MDAX-Index, with the consequence that institutional funds that invest in indices like the MDAX (so called “Index Funds”) are required to hold Celanese Shares to match the performance of the MDAX. Subsequent to the successful consummation of the Offer, the Celanese Shares may be excluded from the MDAX. The Index Funds that still hold Celanese Shares after consummation of the Offer will therefore likely sell these Celanese Shares in the open market. As a result there could be an oversupply of Celanese Shares in a comparatively illiquid market. This may result in a decline of the quoted price of the Celanese Shares. Since June 24, 2002, the determination of the criteria for the composition of the MDAX-Index has been based on the number of publicly held shares (free float), and no longer on a company’s total number of issued shares. If a large proportion of Celanese AG shareholders accept the Offer, Celanese AG’s position could be adversely affected and result in the Celanese Shares being removed from the MDAX-Index at one of the next reassessment dates. If at least 5% of the Celanese Shares do not remain publicly held after implementation of the Offer, Celanese AG will be excluded from the MDAX-Index because the 5%-threshold is a mandatory minimum requirement for inclusion in the MDAX-Index.

•	It cannot be excluded that the Bidder and Blackstone may request Celanese AG to apply for a revocation of the admission to the sub-sector of the Official Market with additional obligations arising from admission (Prime Standard). As a result the Company would no longer be obliged to comply with the Prime Standard’s follow-up obligations, such as quarterly reports in German and English, application of international accounting standards (IFRS/IAS or US-GAAP), publication of a financial calendar, staging of at least one analyst conference per year, and ad-hoc disclosure also in English and would no longer qualify for inclusion in the MDAX.

•	The Celanese Shares are currently registered under the Exchange Act. That registration may be terminated upon application by Celanese AG to the SEC if the Celanese Shares are not listed on a U.S. national securities exchange and there are fewer than 300 record holders of Celanese Shares in the U.S. The termination of the registration of the Celanese Shares under the Exchange Act would substantially reduce the information required to be furnished by Celanese AG to holders of Celanese

Shares and to the SEC under U.S. disclosure rules and would make certain provisions of the Exchange Act inapplicable to Celanese AG and the Celanese Shares.

•	The current quoted price of the Celanese Shares reflects the fact that on December 16, 2003, the Bidder publicly announced its decision to make the Offer. It is uncertain whether the market price of Celanese Shares would continue at its current level after the expiration of the Acceptance Period, or at higher or lower levels.

•	According to the Offer Document, following the successful consummation of the Offer, the Bidder expects to have the necessary qualified majority, subject to certain limitations, to have all important corporate reorganization measures passed by the shareholders’ meeting of Celanese AG, such as amendments to the articles of association, capital increases, exclusion of subscription rights in the event of measures regarding the share capital, conversion, merger and dissolution (including the so-called dissolution by transfer (übertragende Auflösung)). The taking of some of these actions might, pursuant to German law, require the Bidder to make an offer to minority shareholders to acquire their Celanese Shares in return for fair compensation or to pay them a guaranteed dividend, in each case based on an analysis of the fair enterprise value (Unternehmensbewertung) of Celanese AG. Since such a valuation must be based on the circumstances at the time of the passing of the applicable resolution by the shareholders’ meeting of Celanese AG, the value of any guaranteed dividend and/or compensation could correspond with, but also could be above or below, the Offer Price (see Section VII.3).

•	The consummation of the Offer may have a significant negative impact on Celanese AG’s future tax position, which might have an impact on the share price of the Celanese Shares (see Section VII.6).

•	Blackstone will re-estimate certain intercompany relationships and may make operating decisions based primarily on cash criteria. These decisions could result in operating or tax charges that reduce the distributable earnings of the Company.

X.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY

      No transactions in Celanese Shares have been effected during the past 60 days from the date of this Reasoned Opinion by the Company or by any member of the Management Board.

XI.     INTENTIONS OF THE MEMBERS OF THE MANAGEMENT BOARD AND

OTHER SHAREHOLDERS TO ACCEPT THE OFFER

      All the members of the Management Board (who comprise all of the Company’s executive officers) currently intend to tender all of their 94,392 Celanese Shares held of record or beneficially owned by them into the Offer.

      KPC has agreed with the Bidder to tender its 14,400,000 Celanese Shares into the Offer.

      The Company has undertaken to the Bidder not to tender the 5,468,901 Treasury Shares currently held by the Company.

XII.     THE SOLICITATION OR RECOMMENDATION OF THE MANAGEMENT BOARD

1.   Recommendation of the Management Board

      In the light of the foregoing, the reasons for the recommendation set forth below, as well as the overall circumstances, the Management Board considers the consideration offered by the Bidder to be fair (angemessen) within the meaning of § 31 (1) of the Takeover Act. The Management Board supports the Offer as it believes that the Offer is in the interests of the Company, the shareholders of the Company and the Company’s employees. Therefore, the Management Board recommends that shareholders accept the Offer and tender their Celanese Shares into the Offer.

      However, each shareholder must make his or her own decision in this regard by taking into account the overall circumstances as well as his or her individual position and his or her personal assessment of the possibilities as to the future performance of the value and stock-market price of the Celanese Shares. Celanese shareholders receiving the Offer Price in U.S. dollars should also take into account the risk of fluctuations in the EUR/U.S. dollar exchange rate. Subject to applicable laws, the Management Board is not responsible in the event that acceptance or non-acceptance of the Offer should subsequently turn out to have adverse economic effects on any shareholder.

      Furthermore, the Management Board is not providing an estimate as to whether in future, when determining compensation under the circumstances such as the conclusion of a domination agreement, delisting, squeeze-out or conversion, higher or lower amounts than the consideration offered by the Bidder for the Celanese Shares may be determined to which the tendering shareholders are not entitled.

2.   Reasons for the Recommendation

      In making the decisions and recommendations set forth above, the Management Board considered a number of factors, including, without limitation, the following:

•	the amount and form of the consideration offered (see Sections VI.1 and VI.2) reflecting also the results of the negotiations during the process leading up to the Offer accompanied by an increase of Blackstone’s initial price indication of EUR 28.00 to the finally proposed EUR 32.50 per Celanese Share (see Section II.3.b);

•	the recent and historical market prices of the Celanese Shares (see Section VI.3);

•	the fact that the Offer will enable the Company’s shareholders to secure a premium over the recent and historical market prices of the Celanese Shares before announcement of the Offer (see Section VI.3);

•	the written opinion of, and presentation by, Goldman Sachs delivered to the Management Board on February 3, 2004, stating that, based upon and subject to the factors and assumptions set forth therein, as of such date, the EUR 32.50 per Celanese Share in cash without interest to be received by the holders of Celanese Shares in the Offer is fair, from a financial point of view, to such holders, other than KPC, as to which Goldman Sachs expressed no opinion (see Section VI.4). Goldman Sachs provided its opinion for the information and assistance of the Management Board in connection with its consideration of the Offer, and the Goldman Sachs opinion does not constitute a recommendation as to whether or not any holder of Celanese Shares should tender such Celanese Shares in connection with the Offer. The Management Board was aware that the Goldman Sachs opinion is not and should not be considered to be a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of the German corporate law, and that an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. Furthermore, Goldman Sachs has not expressed any view as to whether the terms of the Offer comply with the requirements of the Takeover Act. The Management Board was also aware that Celanese AG has agreed to pay Goldman Sachs the Advisory Fee and, if and to the extent determined by Celanese AG, the Bonus Fee, upon expiration of the Acceptance Period and any Subsequent Acceptance Period and consummation of the transaction, and that Goldman Sachs and its affiliates at times have provided, and may continue to provide, certain investment banking and other services to the Company and Blackstone as set out in Section VI.4 of this Reasoned Opinion (a copy of the opinion of Goldman Sachs which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached hereto as Exhibit 1. HOLDERS OF CELANESE SHARES ARE URGED TO READ THE OPINION OF GOLDMAN SACHS CAREFULLY AND IN ITS ENTIRETY);

•	the book value of Celanese AG’s equity which is higher than the total offer price, but which the Management Board considered not to be relevant in the context of evaluating the fairness of the Offer Price as the book value is not a reliable indicator for the price per share of a public company;

•	the objectives pursued by the Bidder and their likely effects on Celanese AG (see Section VII);

•	the various alternatives to the Offer considered by the Management Board to pursue its value creation strategy. Among those alternatives considered were mergers, strategic alliances and divestitures for the whole company as well as for parts of it. When considering the different alternatives and the possible procedures for their implementation, the Management Board took into consideration their respective value creation potentials and possible risks connected with their implementation. However, the discussion and evaluation of the economics showed that the projects were either not feasible or were less attractive than the Offer. The Management Board is also convinced that an accelerated growth strategy supported by a capital increase would bear a substantial execution risk and might have resulted in a dilution of earnings per share.

•	the funding confirmation by Morgan Stanley Bank AG pursuant to § 13(1) of the Takeover Act (see Section VI. 2 of the Offer Document, “Financing of the Offer – Funding Confirmation”);

•	the capital structure arranged by the Bidder and Blackstone which provides for sufficient excess liquidity and flexibility to implement Celanese AG’s strategy (see Section VII.4);

•	the effects on employees and their representative bodies (see Section VIII);

•	the pension prefunding and intentions regarding continuing current pension and post-retirement benefits (see Section VIII.3);

•	the fact that the Offer is made subject to various conditions, especially the receipt of antitrust clearances, a minimum acceptance condition of 85% of the Celanese Shares (excluding Treasury Shares), the absence of certain material adverse changes with respect to Celanese AG and other conditions described in detail in Section V.4 of the Offer Document, “The Offer – Conditions”. The Management Board has extensively considered the various conditions and the risk that one or more of such conditions may not be satisfied and concluded that such conditions do appropriately address and balance valid interests of the Bidder and the Company, do not endanger unreasonably the consummation of the Offer and do not constrain the management of the Company during the Acceptance Period;

•	the absence of other offers, even though the Offer was announced on December 16, 2003;

•	the fact that Celanese AG has no obligation to pay any break-up fee to Blackstone or the Bidder in the event, for example, another offer is successful; and

•	the ability of KPC and the Management Board to withdraw support in the event of certain competing offers.

      The members of the Management Board also have considered possible personal conflicts of interests (see Sections III. 5 to III. 7).

      The Management Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise attempt to assign relative weights to, the specific factors considered by it. Rather, the Management Board viewed its decision and recommendation as based on the totality of the information presented to it and considered by it. In addition, it is possible that different members of the Management Board assigned different weights to different factors.

Kronberg im Taunus, February 6, 2004

Celanese AG

The Management Board

Exhibit 1

Fairness Opinion provided by Goldman, Sachs & Co. oHG

Goldman, Sachs & Co. oHG . MesseTurm . Friedrich-Ebert-Anlage 49 . D-60308 Frankfurt am Main
Tel: (069) 7532 1000 . Fax: (069) 7532-2800

PERSONAL AND CONFIDENTIAL

February 3, 2004

Management Board

Celanese AG
Corporate Center
Frankfurter Strasse 111
61476 Kronberg im Taunus

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders, other than Kuwait Petroleum Corporation, which we understand owns 29.2% of the outstanding Celanese Shares (as defined below) and as to which we express no opinion, of the registered ordinary shares with no par value (auf den Namen lautende Stückaktien ohne Nennbetrag) (the “Celanese Shares”) of Celanese AG (the “Company”), a stock corporation (Aktiengesellschaft, AG) organized and existing under the laws of the Federal Republic of Germany, of the €32.50 per Share in cash, without interest, proposed to be paid to such holders by BCP Crystal Acquisition GmbH & Co. KG (the “Bidder”), an acquisition entity indirectly owned by funds advised by The Blackstone Group L.P. (The Blackstone Group L.P. and funds advised by them, together “Blackstone”) in the Tender Offer (as defined below). Pursuant to the voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) for all of the Celanese Shares published in the offer document of the Bidder on February 2, 2004 and filed with the United States Securities and Exchange Commission under Schedule TO, the Bidder will pay upon successful completion €32.50 per Share in cash, without interest, for each Share accepted (the “Tender Offer”).

Goldman, Sachs & Co. oHG and its affiliates (“Goldman Sachs”), as part of their investment banking business, are continually engaged in performing financial analyses and valuations with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Tender Offer. We expect to receive fees for our services in connection with the Tender Offer, all of which fees are contingent upon consummation of the Tender Offer, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. In addition, we have provided, and are currently providing, certain investment banking and other services to the Company from time to time, including, among others, having acted as underwriter in two municipal bond offerings for CNA Holdings Inc., an indirect wholly owned subsidiary of Celanese AG, in April 2002 and currently acting as U.S. commercial paper dealer for Celanese Americas Corp. In addition, Kendrick R. Wilson III, a Managing Director of Goldman, Sachs & Co., is a member of the Supervisory Board of the Company. Goldman Sachs also has provided from time to time, and is currently providing, certain investment banking services to Blackstone, including, among others, having acted as financial advisor to a consortium of entities including Blackstone in connection with the consortium’s acquisition of Houghton Mifflin Inc. in

Sitz: Frankfurt am Main, Amtsgericht Frankfurt HRA 27068

December 2002 and having participated in certain related acquisition financings; having acted as underwriter in the initial public offering in April 2002, the follow-on offering in January 2003 and the high-yield bond offering in January 2003 for Blackstone’s portfolio company Premcor Inc.; having acted as financial advisor to and co-investor in a consortium of entities including Blackstone in connection with the consortium’s acquisition of Ondeo Nalco in November 2003 and having participated in certain related acquisition financings; having acted as joint bookrunning manager in the initial public offering for Blackstone’s portfolio company Aspen Insurance Holdings Limited in December 2003; currently acting as underwriter in the initial public offering of Blackstone’s portfolio company TRW Automotive Holdings Corp.; and currently acting as financial advisor on the pending divestiture of the railroad and related holdings of Blackstone’s portfolio company Great Lakes Transportation LLC. Goldman Sachs also may provide investment banking services to the Company and to Blackstone in the future. In connection with the above-described investment banking and other services we have received, and may receive, compensation. In addition, Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman Sachs may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates of Blackstone for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. As of the date hereof, Goldman Sachs’ Private Equity Group, which is a part of its Investment Management Division, is a minority limited partnership participant in Blackstone Capital Partners III Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners III L.P.

In connection with this opinion, we have reviewed, among other things, the Bidder’s offer document published pursuant to §14(3) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) on February 2, 2004 (the “Offer Document”) and the Bidder’s Schedule TO filed with the United States Securities and Exchange Commission on February 2, 2004, in each case, in connection with the Tender Offer; annual reports to shareholders and Annual Reports on Form 20-F of the Company for the four years ended December 31, 2002; the demerger report of Hoechst AG and the Company, dated June 1999; the Company’s Registration Statement on Form F-1, including the Prospectus contained therein dated October 25, 1999; certain interim reports to shareholders of the Company, including the latest interim report for the period of January 1, 2003 to September 30, 2003; certain other communications from the Company to its shareholders; certain internal financial analyses and forecasts for the Company, including but not limited to, (i) the draft selected financial information for the year ended December 31, 2003, dated January 24, 2004, and (ii) the long-term financial forecasts, dated December 6, 2002, prepared by the Company’s management for the years ended December 31, 2003 through 2007, which have been superseded by (x) the medium-term financial forecasts prepared by the Company’s management for the years ended December 31, 2003 through 2005 (which have been updated regularly, most recently as of November 28, 2003), and (y) the long-term financial forecasts for the years ended December 31, 2006 through 2008 which have been approved by the management of the Company for use in connection with this opinion ((x) in its current version and (y) together, the “Celanese Forecasts”); Blackstone’s financial projections for the Company, dated September 10, 2003 and December 7, 2003; and certain reports and financial forecasts for the Company published by equity research analysts. We also have held various discussions with members of the senior management of the Company regarding their assessment of the Company’s past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Celanese Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the chemicals industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the Celanese Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative, off-balance-sheet, goodwill, pension or environmental assets or liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. We also note that, at the request of the Management Board of the Company, the financing structure of the Bidder and Blackstone includes a pre-funding, upon consummation of the Tender Offer, of $462.5 million of existing pension obligations of the Company and certain of its subsidiaries, as to which we express no opinion. We also note that the Offer Document states that certain management shareholders may be designated to participate in a management incentive program Blackstone and the Bidder may implement if and when they have acquired full ownership of Celanese AG, as to which we express no opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Management Board of the Company in connection with its consideration of the Tender Offer and such opinion does not constitute a recommendation as to whether or not any holder of Celanese Shares should tender such Celanese Shares in connection with the Tender Offer. This opinion is not and should not be considered a valuation opinion (Wertgutachten) as typically rendered by qualified auditors based on the requirements of German corporate law, and an expression of fairness from a financial point of view differs in a number of important respects from a valuation performed by such an auditor and from accounting valuations generally. Furthermore, we express no view as to whether the terms of the Tender Offer comply with the requirements of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the €32.50 per Share in cash, without interest, to be received by the holders of Celanese Shares in the Tender Offer is fair from a financial point of view to such holders, other than Kuwait Petroleum Corporation, as to which we express no opinion.

Very truly yours,

Exhibit 2

Written Statement of the Combined Works Council

and the Central Works Council of Celanese AG

      Written statement of the Combined Works Council (Konzernbetriebsrat) and the Central Works Council (Gesamtbetriebsrat) of Celanese AG regarding the voluntary public takeover offer (cash offer) by BCP Crystal Acquisition GmbH & Co. KG, Stuttgart to the shareholders of Celanese AG, Kronberg pursuant to § 27 of the German Securities Acquisition and Takeover Act (WpÜG).

      The Combined Works Council and the Central Works Council of Celanese AG have decided to make use of their right pursuant to § 27 of the German Securities Trading and Acquisition Act (the “Takeover Act”) and to submit their written comments on the voluntary public takeover offer (the “Offer”) made by BCP Crystal Acquisition GmbH & Co. KG, Stuttgart (“BCP”) to the shareholders of Celanese AG.

      The Central Works Council (the “GBR”) and the Combined Works Council (the “KBR”) comment on BCP’s offer as follows:

      On February 2, 2004, BCP published the offer document, which – pursuant to the requirements of the German Takeover Act – also contains information on the objectives the bidder intends to pursue after consummation of the Offer.

      The GBR/KBR notes that with respect to several specific intentions of BCP spelled out in the tender offer document the possibility for adjustments to these intentions due to change of circumstances is provided for.

      The GBR/KBR expects that – in connection with possible additional restructuring initiatives – BCP will honor those programs that have already been initiated by the company (among others Celerant, Sinclair) and will include in its considerations achievements that have already been made.

      The GBR/KBR assumes that in accordance with Celanese’s tradition concerning divestitures of company business units only such bidders will be considered who can be expected to not only continue to operate but also to positively develop the business units acquired from Celanese.

      The GBR/KBR appreciates that BCP highly values good relations with employees and that it intends to continue with the board of management’s historically good and cooperative relations with Celanese’s works councils.

      BCP states that it is aware of the existing pension obligations to present and former employees and intends to honor these. The GBR/KBR assumes that the employees’ employment contracts, the collective labor agreements, the works agreements and the material employee benefits will remain unaffected by the consummation of the Offer. Furthermore, the GBR/KBR assumes that after the consummation of the Offer the management will implement plans comparable to existing stock appreciation rights plans for Celanese’s employees. BCP’s willingness to implement personnel measures in good and trusting cooperation with the works councils, as is usual practice, is appreciated.

Kronberg, February 5, 2004

Central Works Council         Combined Works Council

Celanese AG

Frankfurter Straße 111
61476 Kronberg im Taunus
Germany

www.celanese.com